UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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Novell, Inc.

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Novell, Inc.
404 Wyman Street
Waltham, MA 02451
Phone 781-464-8000
www.novell.com

February 27, 2008

Dear Stockholder:

It is our pleasure to invite you to attend the 2008 Annual Meeting of Stockholders. The meeting will be held on April 9, 2008, at 9:00 a.m. in our offices located at 404 Wyman Street, Waltham, Massachusetts 02451. The Annual Meeting is being held to elect eleven directors and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

For Novell, 2007 was a year of strategic continuity and operational transformation. We continued our strategic focus on desktop to data center Linux and next generation IT management software offering our customers the flexibility to deploy the right technology for the job. Offering this freedom of choice is our opportunity, and interoperability has taken center stage. Novell’s infrastructure software delivers lower cost, reduces complexity and risk, and allows our customers to focus on business innovation and growth.

Operationally, we made great strides this year in transforming our sales, development and back office functions for long term, repeatable success and competitiveness. The results were market clarity about who we are and the steady delivery of financial commitments. And we continued to build and enhance the right “ecosystem” of strategic partners with such industry leaders as IBM, HP, Microsoft, SAP, Capgemini, Lenovo, Dell, Intel, AMD and many others. With major customer wins, exciting new products, and bold new partnerships, we have a clear vision for Novell and we are moving boldly toward that vision.

At the Annual Meeting, we will review Novell’s progress and our future plans and answer any questions you may have. On behalf of Novell’s Board of Directors and management team, we look forward to greeting you and our other valued stockholders who are able to attend.

Sincerely,

Thomas G. Plaskett Chairman of the Board Novell, Inc.	Ronald W. Hovsepian President and Chief Executive Officer Novell, Inc.

NOVELL, INC.
404 Wyman Street
Waltham, MA 02451

Notice of the 2008 Annual Meeting of Stockholders

The 2008 Annual Meeting of Stockholders of Novell, Inc. will be held on April 9, 2008 at 9:00 a.m. at our offices at 404 Wyman Street, Waltham, Massachusetts 02451 for the following purposes:

1.	To elect eleven directors; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended October 31, 2008.

All holders of record of shares of Novell common stock at the close of business on February 20, 2008 are entitled to notice of, to attend and to vote at the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices at 404 Wyman Street, Waltham, Massachusetts 02451 for at least ten days prior to the Annual Meeting. Such list shall also be produced and kept at 404 Wyman Street, Waltham, Massachusetts 02451 during the Annual Meeting.

By Order of the Board of Directors,

Ryan L. Richards
Vice President, Acting General Counsel, and Secretary

February 27, 2008

Stockholders are requested to vote via the Internet or by telephone in accordance with the instructions listed on the enclosed proxy card, or to sign the proxy card and return it in the enclosed stamped envelope by return mail.

Proxy Statement

NOVELL, INC.
404 Wyman Street
Waltham, MA 02451

PROXY STATEMENT

February 27, 2008

STOCKHOLDERS OF RECORD OWNING SHARES OF NOVELL, INC. COMMON STOCK
AT THE CLOSE OF BUSINESS ON FEBRUARY 20, 2008
ARE ENTITLED TO ATTEND AND VOTE AT THE ANNUAL MEETING

The Board of Directors of Novell, Inc. (“Novell” or the “Company”) is soliciting proxies for the 2008 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

The Annual Meeting will be held on April 9, 2008 at 9:00 a.m. at our offices at 404 Wyman Street, Waltham, Massachusetts 02451.

The Board of Directors of Novell set February 20, 2008 as the record date for the Annual Meeting. Stockholders of record who owned Novell’s common stock at the close of business on that date are entitled to vote at and attend the Annual Meeting. The holders of common stock are entitled to one vote for each share owned. There were approximately 351,946,568 shares of Novell’s common stock outstanding on the record date.

This proxy statement is being mailed on or about February 27, 2008 to stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS

Q: When and where is the Annual Meeting?

A:	Novell’s 2008 Annual Meeting of Stockholders is being held on April 9, 2008 at 9:00 a.m. at our offices at 404 Wyman Street, Waltham, Massachusetts 02451.

Q: Do I need a ticket to attend the Annual Meeting?

A:	No, you will not need a ticket to attend the Annual Meeting, but you will need to present a photo identification.

Q: Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card from us because you owned shares of Novell common stock on the record date. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals so that you can make an informed decision. The proxy card is used for voting.

Q: What is the effect of signing and returning my proxy card?

A:	When you sign and return the proxy card, you appoint Ronald W. Hovsepian, Dana C. Russell, and Ryan L. Richards as your representatives at the Annual Meeting. Messrs. Hovsepian, Russell, and Richards will vote your shares at the Annual Meeting as you instruct them to on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote via the Internet or telephone in advance of the Annual Meeting, or to complete, sign and return the proxy card in case your plans change. You can always vote in person at the Annual Meeting, even if you have already sent in the proxy card.

If you sign and return but do not indicate on the proxy card how you want your votes cast, Messrs. Hovsepian, Russell, and Richards will vote your shares FOR all of the nominees for director and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If a matter properly comes up for a vote at the Annual Meeting that is not described in this proxy statement, and you granted a proxy, Messrs. Hovsepian, Russell, and Richards, will vote your shares in their discretion.

Q: What am I voting on?

A:	You are being asked to vote on:

•	the election of eleven nominees to serve on our Board of Directors; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board of Directors unanimously recommends that you vote FOR all of the nominees for director and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q: How do I vote?

A:	There are four ways you may vote as explained in the detailed instructions on the proxy card. In summary, you may:

•	Place your vote via the Internet.

Please follow the instructions on the proxy card. If you vote via the Internet, you do not need to mail in the proxy card.

OR

•	Place your vote by telephone.

Please follow the instructions on the proxy card. If you vote by telephone, you do not need to mail in the proxy card. Stockholders with rotary telephone service will not be able to vote by telephone.

OR

•	Mail in your completed, signed and dated proxy card.

OR

•	Vote in person by attending the Annual Meeting.

We will pass out written ballots to any stockholder who wants to vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stock broker (or other nominee) in order to vote at the Annual Meeting.

The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded.

Q: What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with stock brokers or other nominees. Please complete and provide voting instructions for all proxy cards and voting instruction cards that you receive. You may vote via the Internet, by telephone, by signing and returning all proxy cards, or in person at the Annual Meeting to ensure that all your shares are voted.

Q: What if I change my mind after I have voted?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the Annual Meeting by:

•	voting again via the Internet or by telephone (only your latest vote will be counted);

•	completing, signing and returning another proxy card that is dated after the date of the earlier proxy card (again, only your latest vote will be counted);

•	sending written notice to our Corporate Secretary at our principal executive offices in Waltham, Massachusetts, which notice must be received prior to the date of the Annual Meeting, stating that you would like to revoke your proxy; or

•	voting in person at the Annual Meeting.

If you do not properly revoke your proxy, properly executed proxies will be voted as you instructed or by the representatives as explained in this proxy statement.

Q: What is a “quorum”?

A:	A “quorum” is the number of shares of stock that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote at the Annual Meeting. There must be a quorum present for the Annual Meeting to be held. All stockholders present in person or represented by completed and signed proxy cards, Internet votes, and telephone votes, whether representing a vote for, against, or abstained or a broker non-vote, will be counted toward the quorum.

Q: What is the required vote for a proposal to pass?

A:	For any given director nominee to be elected, because the number of nominees does not exceed the number of the directors to be elected, the number of shares voted “for” that director must exceed the number of votes cast “against” that director. With regard to the ratification of the appointment of our independent registered public accounting firm, the required vote is the affirmative vote of a majority of shares that are (i) represented in person or by proxy at the Annual Meeting and (ii) entitled to vote on the proposal.

Q: What is a “broker non-vote”?

A:	Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on “routine matters,” such as director elections and ratification of the appointment of independent registered public accounting firms, but not on non-routine matters, such as stockholder proposals. The proposals to be acted upon at the Annual Meeting involve only routine matters.

Q: Will my shares be voted if I do not sign and return my proxy card?

A:	They could be. If your shares are held in “street name” and you do not instruct your broker nominee how to vote your shares, your broker nominee may either use its discretion to vote your shares on the “routine matters” being considered at the meeting (the election of directors and the ratification of the appointment of our independent registered public accounting firm) or leave your shares unvoted.

We encourage you to provide voting instructions to your broker nominee by completing the voting instruction card or proxy that it sends to you. This will ensure that the broker nominee votes your shares at the Annual Meeting as you direct.

Q: How are broker non-votes counted?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal. A broker non-vote will not affect the outcome of any proposal in this proxy statement.

Q: How are abstentions counted?

A:	Abstentions are counted for the purposes of determining both (i) the presence of a quorum and (ii) the total number of shares entitled to vote with respect to a proposal. Abstentions will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote “AGAINST” the ratification of the appointment of the independent registered public accounting firm.

Q: Who is soliciting my vote?

A:	This proxy solicitation is being made by the Board of Directors and paid for by Novell. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, or fax, in person or otherwise. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock. We will reimburse such persons and Novell’s transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained the services of Innisfree M&A Incorporated (“Innisfree”) to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. We will pay approximately $8,500, plus out-of-pocket expenses, for these services. Innisfree may also solicit proxies from stockholders for the Annual Meeting.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

This table shows, as of January 31, 2008, how many shares of our common stock (the only voting class of Novell capital stock outstanding) are beneficially owned by: (i) each stockholder who has reported or is known by us to have beneficial ownership of more than five percent of our common stock; (ii) each of our directors who are the nominees for director; (iii) each of our named executive officers set forth in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. There were 351,826,787 shares of common stock outstanding on January 31, 2008.

	Number of
	Outstanding			Total Shares	Percent of
	Shares	Right to	Restricted	Beneficially	Outstanding
Name and Address of Beneficial Owner(1)	Owned(2)	Acquire(3)	Stock(4)	Owned	Shares

PBK Holdings, Inc.(5)	29,222,932	—	—	29,222,932	8.3%
283 Greenwich Avenue Greenwich, CT 06830
Capital Research Global Investors(6)	29,206,800	—	—	29,206,800	8.3%
333 South Hope Street Los Angeles, CA 90071-1406
Columbia Wanger Asset Management, L.P.(7)	25,515,600	—	—	25,515,600	7.27%
227 West Monroe Street, Suite 3000 Chicago, IL 60606-5018
Albert Aiello	24,000	137,500	—	161,500	*
Fred Corrado	16,000	137,500	—	153,500	*
Richard L. Crandall	24,100	87,500	—	111,600	*
Ronald W. Hovsepian	273,311	1,078,808	179,626	1,531,745	*
Patrick S. Jones	2,000	—	—	2,000	*
Claudine B. Malone	32,079	100,000	—	132,079	*
Richard L. Nolan	10,000	312,500	—	322,500	*
Thomas G. Plaskett	15,000	137,500	—	152,500	*
Dr. John W. Poduska, Sr.	116,838	202,500	—	319,338	*
James D. Robinson, III	34,751	202,500	—	237,251	*
Kathy Brittain White	4,000	112,500	—	116,500	*
Dana C. Russell	37,930	165,231	—	203,161	*
Dr. Jeffrey M. Jaffe	69,924	136,083	37,250	243,257	*
Thomas Francese	72,202	133,829	41,667	247,698	*
Joseph A. LaSala, Jr.(8)	68,724	676,785	—	745,509	*
All current directors and executive officers as a group (18 persons)	897,155	3,948,317	268,579	5,114,051	1.44%

*	less than 1%

(1)	Except as otherwise indicated, the address of each person named in the table is: c/o Novell, Inc., 404 Wyman Street, Waltham, Massachusetts 02451.

(2)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote.

(3)	Includes shares that can be acquired through stock options that become exercisable or the lapse of restrictions on restricted stock units within 60 days from January 31, 2008. Shares of common stock underlying these stock options and restricted stock units cannot be voted at the Annual Meeting unless the options are exercised or the restricted stock units are released prior to the record date for the Annual Meeting.

(4)	These shares can be voted, but are subject to vesting, forfeiture and other restrictions.

(5)	Pursuant to a Schedule 13G/A filed on February 13, 2008, PBK Holdings, Inc. disclosed that it, Philip B. Korsant, and ZBI Equities, L.L.C., all of which have a principal business address of 283 Greenwich Avenue, Greenwich, CT 06830, had shared power to vote and dispose of all shares, and that Ziff Asset Management, L.P., of the same address, shared power to vote and dispose of 26,370,255 shares.

(6)	Pursuant to a Schedule 13G filed on February 11, 2008, Capital Research Global Investors disclosed that it had sole power to vote and dispose of all shares.

(7)	Pursuant to a Schedule 13G/A filed on January 28, 2008, Columbia Wanger Asset Management, L.P. disclosed that it had sole power to vote 25,015,600 shares, shared power to vote 500,000 shares, and sole power to dispose of all shares.

(8)	Mr. LaSala is not a current executive officer; he resigned from the Company effective January 13, 2008.

Equity Compensation Plan Information

The following table provides information regarding the aggregate number of shares of our common stock to be issued under all of our stock option and equity-based plans upon the exercise of outstanding options and the vesting of awards, their weighted-average exercise price, and the number of securities available for future issuance as of October 31, 2007. Material features of the 2000 Nonqualified Stock Option Plan and the Novell/SilverStream 2001 Stock Option Plan, which plans were not approved by stockholders, are described in Note U to the Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended October 31, 2007.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to	Weighted-Average	Equity Compensation Plans
	be Issued Upon Exercise	Exercise Price of	(Excluding Securities
	of Outstanding Options,	Outstanding Options,	Reflected in Column
Plan Category	Warrants and Rights(a)	Warrants and Rights(b)	(a))(c)(1)

Equity compensation plans approved by security holders	29,642,712	$5.00	25,148,556
Equity compensation plans not approved by security holders	9,427,374	$7.95	13,153,775

Total	39,070,086	$5.71	38,302,331

(1)	Includes approximately 4.6 million shares that are available for future issuance, including in the current purchase period, under our 1989 Employee Stock Purchase Plan, as amended.

CORPORATE GOVERNANCE

Board of Directors

We are managed under the direction of the Board of Directors, whose purpose is to maximize long-term economic value for our stockholders by responsibly addressing not only their concerns, but also those of our customers, employees, business partners, the communities and governments where we have operations and do business, and the public at large. In fulfilling their duties, the Board of Directors and its committees oversee corporate governance, oversee and advise management in developing our financial and business goals, evaluate management’s performance in pursuing and achieving those goals, and oversee our public disclosures and the disclosure processes. Our Statement on Corporate Governance sets forth the duties and responsibilities of the Board of Directors, criteria for the constitution of, membership on, and the procedures for and required meetings of the Board of Directors, and other corporate governance matters. This Statement is available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Independence

There are eleven directors on our Board of Directors. The Board of Directors has determined that nine of its eleven directors are “independent” as defined by the listing standards of The Nasdaq Stock Market currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. These nine directors are: Albert Aiello, Fred Corrado, Richard L. Crandall, Patrick S. Jones, Claudine B. Malone, Richard L. Nolan, Thomas G. Plaskett, Dr. John W. Poduska, Sr. and Kathy Brittain White. The Board of Directors has also determined that the foregoing nine directors, except Richard L. Crandall, also meet the “outside director” standard for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. All members of the Audit, Compensation and Corporate Governance Committees satisfy the “independence” or “outside directorship” standards applicable to members of each such committee.

Mr. Plaskett is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions.

Board Committees

The following provides an overview of the membership and responsibilities of all of the committees of the Board of Directors.

Audit Committee

Fred Corrado, Chairperson Albert Aiello	•	Oversee accounting and financial reporting processes and audits of the financial statements
Patrick S. Jones		— review judgments and decisions affecting financial statements
Claudine B. Malone		— review all financial data to be released
	•	Monitor compliance with applicable laws and with the Company’s Code of Business Ethics
	•	Oversee implementation of the Code of Business Ethics and review significant cases of misconduct, fraud or conflict of interest
	•	Oversee internal control over financial reporting
	•	Oversee disclosure controls and procedures
	•	Oversee the Company’s initiatives in connection with Section 404 of the Sarbanes-Oxley Act of 2002 to (i) establish and maintain an adequate internal control structure and procedures for financial reporting and (ii) assess the effectiveness of such internal control structure and procedures
	•	Oversee the Company’s investment policies, controls and procedures, and portfolio performance
	•	Oversee the Company’s internal audit function
	•	Oversee the Company’s independent registered public accounting firm
— appoint and approve compensation
— pre-approve permitted services
— evaluate performance
— monitor independence

In addition to the above functions, the Audit Committee has adopted procedures for its receipt, retention, and treatment of concerns and complaints regarding accounting, internal controls, and auditing matters. The Audit Committee has established an online reporting tool located at www.novell.com/ethics/index.jsp, accessible through the Corporate Governance page, for the submission of such concerns by stockholders, employees and members of the public. All submissions may be made anonymously. The Audit Committee encourages, but does not require, that anyone making a submission supply his or her contact information to facilitate follow-up, clarification and assistance with the investigation of the concern or complaint. We do not permit retaliation or discrimination of any kind against employees for any complaints submitted in good faith.

The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee reviews and reassesses the adequacy of this charter each year. A current copy of the Audit Committee Charter is available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

During fiscal 2007 and until January 28, 2008, the members of the Audit Committee were Mr. Corrado, Mr. Aiello, Mr. Crandall, Mr. Jones, and Ms. Malone.

Financial Expertise

The Board of Directors has determined that (i) the current members of the Audit Committee possess, and the members of the Audit Committee during fiscal 2007 and until January 28, 2008 possessed, the attributes to be considered financially sophisticated for purposes of the listing standards of The Nasdaq Stock Market and (ii) Mr. Corrado, Mr. Jones, and Ms. Malone have, and Mr. Crandall, as a member of the Audit Committee until January 28, 2008 had, the background to be considered “audit committee financial experts” as defined by the rules and regulations of the SEC.

Compensation Committee

Dr. John W. Poduska, Sr.,	•	Establish overall compensation philosophies
Chairperson	•	Evaluate management performance and development
Claudine B. Malone Kathy Brittain White	•	Recommend performance evaluation and compensation for the Chief Executive Officer to the Board
	•	Set compensation for executives
— consider industry benchmarks
— establish and administer performance goals
	•	Establish compensation programs for employees
	•	Recommend director compensation to the Corporate Governance Committee
	•	Administer employee benefit and incentive plans
	•	Administer stock option and other equity-based plans
	•	Oversee succession planning
	•	Review management development policies

A current copy of the Compensation Committee Charter is available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

During fiscal 2007 and until January 28, 2008, the members of the Compensation Committee were Dr. Poduska, Ms. Malone, Mr. Nolan, and Mr. Plaskett.

Retention of Compensation Consultant

The Compensation Committee has retained the services of an external compensation consultant, Hewitt Associates (“Hewitt”). The mandate of the consultant is to work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by Hewitt on the Compensation Committee’s behalf is described below:

•	Provide information on market trends and analyses;

•	Provide support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assist with the redesign of any compensation or benefit programs, as needed;

•	Prepare for and attend selected management, committee, or Board of Director meetings; and

•	Respond to other miscellaneous requests that occur throughout the year.

The Compensation Committee does not direct Hewitt to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the consultant, and the Compensation Committee evaluates the consultant periodically.

Corporate Governance Committee

Richard L. Nolan, Chairperson	•	Establish criteria for the selection of directors and recommend Board nominees
Albert Aiello		— conduct searches for prospective directors
Richard L. Crandall		— review candidates recommended by stockholders
Kathy Brittain White	•	Recommend committee membership
	•	Oversee corporate governance
— review committee charters
— review codes of ethics for executives, employees and directors
	•	Monitor director independence
	•	Review and approve all transactions between us and our directors and executive officers
	•	Oversee board and committee evaluation and development
	•	Recommend director compensation to the Board

A current copy of the Corporate Governance Committee Charter is available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

During fiscal 2007 and until January 28, 2008, the members of the Corporate Governance Committee were Mr. Plaskett, Dr. Poduska and Ms. White.

Meetings of the Board of Directors and Board Committees

During fiscal 2007, the Board of Directors held seventeen meetings; the Audit Committee held fourteen meetings; the Compensation Committee held ten meetings; and the Corporate Governance Committee held seven meetings. During the last fiscal year, each current director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she then served, except for Mr. Robinson.

Our directors are not required to attend our annual meetings of stockholders. In 2007, two directors attended the annual meeting.

Codes of Ethics

We have adopted two codes of ethics, each designed to encourage our employees, executives and directors to act with the highest integrity.

Code of Business Ethics.  We review and update our Code of Business Ethics (the “Code”) annually. The purpose of the Code is to convey the basic principles of business conduct expected of all our executives and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller, and other senior financial personnel performing similar functions. Except where prohibited by law, we require all of our executives and employees to review the Code at least once a year and to submit a report to our Ethics Officer (i) stating that he or she has read and understands the Code, (ii) reporting any conflicts of interest he or she may have, (iii) agreeing to comply with all of our policies, and (iv) reporting any suspected violations of the Code or our policies referenced in the Code. In support of the Code, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including the required employee reports and an anonymous telephone hotline. The Audit Committee monitors the implementation and enforcement of the Code. The Code meets the definition of “code of ethics” under the rules and regulations of the SEC and is posted on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Non-Employee Director Code of Ethics.  The Board of Directors has established the Non-Employee Director Code of Ethics (the “Director Code”). The Director Code sensitizes directors on areas of ethical risk relating to their specialized roles, provides guidance to help directors recognize and deal with ethical issues, provides mechanisms for directors to report unethical conduct, and fosters a culture of honesty and accountability among directors. Each director is required to review the Director Code at least once a year and to submit a report (i) stating that he or she has read and understands the Director Code, (ii) reporting any conflicts of interest he or she may have, (iii) agreeing to comply with the Director Code, and (iv) reporting any suspected violations of the Director Code. A copy of the Director Code may be found at www.novell.com/company/ir/cg/ through the Corporate Governance page.

Related Person Transactions Policy and Procedures

The Related Person Transactions Policy and Procedures (the “Policy”) recognizes that certain transactions between Novell and related persons are routine and consistent with Novell’s best interests and that, accordingly, they should be permissible. This Policy, which was adopted by the Board, is designed to address the reporting, review and approval of such transactions and to provide guidance to the Corporate Governance Committee in evaluating whether any such transaction gives rise, or potentially gives rise, to a conflict of interest. A “Related Person Transaction” is a transaction with Novell in an amount exceeding $120,000 in which a Related Person has a direct or indirect material interest. A Related Person is: (a) any person who is or, since the beginning of Novell’s last fiscal year was, a director, executive officer or director nominee of Novell; (b) a five percent (5%) stockholder of Novell; or (c) an immediate family member of any person in either (a) or (b). Under the Policy, director nominees, directors and executive officers are required to respond to questionnaires prepared by Novell annually, which are intended to, among other things, assist Novell in identifying Related Persons subject to this Policy and identifying existing, completed or proposed Related Person Transactions. Every person who has completed or who is required to complete the questionnaire must promptly inform Novell’s General Counsel of any changes to information previously provided. In the event that a possible Related Person Transaction is identified from responses to the questionnaires or information provided to Novell’s General Counsel, the General Counsel will obtain and review all information necessary for a complete assessment of the transaction, and will make a preliminary conclusion as to whether a Related Person Transaction actually exists. If the preliminary conclusion is that the transaction would be a Related Person Transaction, the General Counsel’s preliminary conclusion and all relevant information concerning the transaction is presented to the Corporate Governance Committee for its approval, ratification, revision, or rejection of the transaction. If the preliminary conclusion is that the transaction would not be a Related Person Transaction, the General Counsel’s preliminary conclusion and rationale for such conclusion will be presented to the Corporate Governance Committee.

Transaction with Related Person

During fiscal 2007, we received consulting services from J.D. Robinson Inc. The consulting agreement between us and J.D. Robinson Inc. with respect to the provision of those services provides for us to make payments of $200,000 per year to J.D. Robinson Inc. for these services. Mr. Robinson, a member of our Board of Directors, is President and the sole stockholder of J.D. Robinson Inc.

Stock Ownership Requirements

We have established Stock Ownership Programs designed to further align the interests of our Board of Directors and executives with those of our stockholders. Our Non-Employee Director Stock Ownership Program requires each non-employee director to own an amount of our common stock having a value equal to three times the annual cash board retainer that is payable to each non-employee member of the Board of Directors. Each non-employee director must have attained 5% of their total required ownership percentage by November 1, 2005, 15% by November 1, 2006, and 30% by November 1, 2007; and must attain 60% by November 1, 2008 and 100% by November 1, 2009. Newly-elected directors have five years to attain the total required ownership percentage, at the pace set forth above. Non-compliance with the Non-Employee Director Stock Ownership Program is taken into consideration during the annual performance review of each participant. As of November 1, 2007, all directors, except Ms. White, had met their stock ownership requirement. Ms. White has acquired 73% of the required stock since she joined the Board of Directors in 2003.

Our Executive Stock Ownership Program requires (i) our Chief Executive Officer to own shares of our common stock having a value equal to three times his salary as of November 1, 2006 and (ii) all Senior and

Executive Vice Presidents to own shares of our common stock having a value equal to his or her salary as of their initial participation date. Executives do not have a deadline for achieving their ownership requirements, but executives may not sell, transfer, or encumber Novell securities until their ownership requirements have been satisfied, and then may only sell, transfer or encumber such number of shares as would not cause the value of their Novell stock holdings to fall below his or her total required ownership percentage, with some limited exceptions. As of January 31, 2008, each of the Named Executive Officers, except Mr. Hovsepian and Mr. Russell, had achieved 100% of the applicable stock ownership requirement; Mr. Hovsepian, who was elected Chief Executive Officer in June 2006, had acquired 96% of the required stock, and Mr. Russell, who was named Chief Financial Officer in February 2007, had acquired 68% of the required stock.

Procedures for Contacting Directors

The Board of Directors has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors generally or a specific director at any time by writing to our General Counsel, 404 Wyman Street, Waltham, Massachusetts 02451. The General Counsel reviews all messages received, and forwards any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board of Directors. Communications are sent as soon as practicable to the director to whom they are addressed, or, if addressed to the Board of Directors generally, to the Chairperson of the Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Board of Directors. The General Counsel has the right, but not the obligation, to forward such other communications to appropriate channels within Novell.

Director Nominations

The Corporate Governance Committee considers recommendations for director nominees from a wide variety of sources, including members of our Board of Directors, business contacts, community leaders, third-party advisory services and members of management. The Corporate Governance Committee also considers stockholder recommendations for director nominees that are properly received in accordance with our Bylaws.

The Board of Directors believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board of Directors also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Corporate Governance Committee evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, industry expertise, experience developing and analyzing business strategies, financial literacy, risk management skills, and, for incumbent directors, past performance. In making its recommendations, the Corporate Governance Committee seeks out outstanding talent among minority groups and women.

Stockholders wishing to bring a nomination for a director candidate before a stockholders’ meeting must give written notice to Novell’s Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Secretary not later than 90 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was first mailed to stockholders. However, if no annual meeting was held in the prior year or the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder to be timely must be received by the Secretary not earlier than 120 days prior to the annual meeting and not later than the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serve as a director if elected. The stockholder’s notice must also set forth (i) whether or not the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iii) the name and address of the stockholder making the nomination as they appear on our books and of the beneficial owner, if any, on whose behalf the nomination is made, and (iv) the class and number of shares of our stock that are owned of record by such stockholder and beneficially by such beneficial owner.

The Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her resume and other background information that has been made available to the Corporate Governance Committee. A member of the Corporate Governance Committee will contact for further review those candidates who the Corporate Governance Committee believes are qualified, who may fulfill a specific board need and who would otherwise best make a contribution to the Board of Directors. If, after further discussions with the candidate, and other further review and consideration as necessary, the Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board of Directors.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board of Directors has adopted a resolution fixing the number of directors at eleven. Our Board is declassified, which means that each member is elected annually. Accordingly, a Board of eleven directors is to be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until their successors are elected and qualified, except in the event of their earlier death, resignation or removal. All of the nominees have indicated that they are able and willing to serve if elected. If any nominee should become unavailable prior to the Annual Meeting, the Board of Directors may recommend another person and Messrs. Hovsepian, Russell and Richards, as your representatives, will vote for such person if you have given them your proxy.

There are no family relationships among our executive officers and the nominees for director. Ages are as of January 31, 2008.

Biographies of Nominees for the Board of Directors

Albert Aiello
Director since 2003

Mr. Aiello, age 65, is Managing Director of Albert Aiello & Associates, a strategic technology management consulting company he founded in February 2003. Since January 2007, Mr. Aiello has been a Managing Director and CIO of Colt Telecommunications. Prior to that, Mr. Aiello served as Global Chief Information Officer of Lend Lease Corporation, a financial and construction management company, from January 1998 to December 2002, and as a member of its board of directors from May 1998 to December 2002. Mr. Aiello was the Chief Information Officer for Fidelity Investments, a financial management company, from April 1990 to December 1997. Mr. Aiello was also Chairman of the Board of the Software Productivity Consortium from December 1999 to December 2000. Mr. Aiello has also served as a member of the board of directors of CoolSavings, Inc.

Fred Corrado
Director since 2002

Mr. Corrado, age 67, served as Vice Chairman of the Board of Directors and Chief Financial Officer of The Great Atlantic & Pacific Tea Company, Inc., a food retailer, from October 1992 until February 2002. Since May 2005, Mr. Corrado has been a member of the advisory board of Approva Corporation, a software company. Mr. Corrado is also a director of the New Jersey Performing Arts Center, a non-profit organization.

Richard L. Crandall
Director since 2003

Mr. Crandall, age 64, is a founding Managing Director of Arbor Partners, a high technology venture capital firm, a position he has held since November 1997. Mr. Crandall also serves as the chairman of the Enterprise Software Roundtable, an organization of the senior corporate leadership of the 35 largest software companies, which he founded in July 1994. Since November 2006, Mr. Crandall has served as Chairman of Pelstar LLC, a manufacturer of medical weighing and measurement devices. Since May 2005, Mr. Crandall has served as Managing Partner of Alpine Capital Partners, LLC, a real estate developer. Mr. Crandall served as the Chairman of Giga Information Systems, an IT research and advisory firm, from July 2002 until February 2003, and was a board member and special advisor of Giga from its founding in April 1996 until February 2003. Prior to that, Mr. Crandall was a founder of Comshare, Inc., a decision support software company, and served as its Chief Executive Officer from April 1970 until April 1994 and its Chairman from April 1994 until April 1997. Mr. Crandall is the technology advisor to the U.S. Chamber of Commerce and is also a director of Diebold, Inc., and the Dreman/Claymore Dividend & Income Fund, a management investment company.

Ronald W. Hovsepian
 Director since 2006

Ronald W. Hovsepian, age 46, has served as one of our directors and as our President and Chief Executive Officer since June 2006. Mr. Hovsepian served as our President and Chief Operating Officer from October 2005 to June 2006. From May 2005 to November 2005, Mr. Hovsepian served as Executive Vice President and President,

Worldwide Field Operations. Mr. Hovsepian joined us in June 2003 as President, Novell North America. Before coming to Novell, Mr. Hovsepian was a Managing Director with Bear Stearns Asset Management, a technology venture capital fund, from February to December 2002. From March 2000 to February 2002, Mr. Hovsepian served as Managing Director for Internet Capital Group, a venture capital firm. Prior to that, Mr. Hovsepian served in a number of executive positions with International Business Machines Corporation over an approximate 17-year period. Mr. Hovsepian is also chairman of the board of directors of Ann Taylor Corporation.

Patrick S. Jones
 Director since 2007

Patrick S. Jones, age 63, has been a private investor since March 2001. Mr. Jones was the Senior Vice President and Chief Financial Officer of Gemplus International S.A., a provider of solutions empowered by smart cards from 1998 to 2001 and Vice President Finance, Corporate Controller for Intel from 1992 to 1998. Prior to that, he served as Chief Financial Officer of LSI Logic. Mr. Jones is also a director of Genesys S.A., Openwave Systems, and chairman of the board of directors of Lattice Semiconductor Corporation.

Claudine B. Malone
 Director since 2003

Ms. Malone, age 71, has been the President and Chief Executive Officer of Financial and Management Consulting Inc., a consulting firm, since 1984. Ms. Malone served as a visiting professor at the Colgate-Darden Business School of the University of Virginia from 1984 to 1987, an adjunct professor of the School of Business Administration at Georgetown University from 1982 to 1984, and an assistant and associate professor at the Harvard Graduate School of Business Administration from 1972 to 1981. Ms. Malone also serves on the boards of Hasbro, Inc., Aviva Life Insurance Company, and Apollo Investment Corporation.

Richard L. Nolan
 Director since 1998

Mr. Nolan, age 67, is the William Barclay Harding Professor of Management of Technology, emeritus, Harvard Business School, an institution of higher education, a professorship he was awarded in September 1991. Mr. Nolan has been the Philip M. Condit Professor of Business Administration at the University of Washington since September 2004. Mr. Nolan served as Chairman and Chief Executive Officer of Nolan, Norton and Company, an information technology management consulting company, from 1977 until the company was acquired by KPMG LLP in 1987. Mr Nolan then served as Chairman of Nolan, Norton and Company and Partner of KPMG from 1987 to 1991. Mr. Nolan is also a director of Loctronix Company.

Thomas G. Plaskett
Chairman of the Board since 2006 and Director since 2002

Mr. Plaskett, age 64, has served as Chairman of Fox Run Capital Associates, a private merchant banking and consulting firm focusing on advisory and consulting services for emerging companies, from October 1991 to the present. Additionally, Mr. Plaskett served as the Chairman of Probex Corporation, an energy technology company, from November 1999 until December 2000 and as its President and CEO from November 1999 to August 2000. Mr. Plaskett served as Vice Chairman of Legend Airlines, Inc., an airline, from June 1997 until February 2001 and as its Executive Vice President from September 1999 to February 2001. Mr. Plaskett also served as the Chairman of Greyhound Lines, Inc., a transportation company, from March 1995 until March 1999. Mr. Plaskett is also a director of Alcon, Inc. and RadioShack Corporation and is chairman of the board of directors of Platinum Research Organization, Inc.

John W. Poduska, Sr., Sc.D.
Director since 2001

Dr. Poduska, age 70, was the Chairman of Advanced Visual Systems, Inc., a provider of visualization software, from January 1992 to December 2001. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska was founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Prior to founding Stellar Computer, Inc.,

Dr. Poduska founded Apollo Computer Inc. and Prime Computer Inc. Dr. Poduska is also a director of Anadarko Petroleum Corporation and Safeguard Scientifics, Inc.

James D. Robinson, III
 Director since 2001

Mr. Robinson, age 72, is co-founder and General Partner of RRE Ventures and Chairman of RRE Investors, LLC, private information technology venture investment firms, and has held those positions since 1994. He has also been President of J.D. Robinson Inc., a strategic advisory firm, since 1993. Mr. Robinson previously served as Chairman and Chief Executive Officer of American Express Company, a financial services company, from 1977 to 1993. Mr. Robinson is a director of Bristol-Myers Squibb Company, The Coca-Cola Company, SkyGrid, and On Deck Capital.

Kathy Brittain White
 Director since 2003

Ms. White, age 58, has served as President and Founder of Rural Sourcing, Inc., an organization aimed at developing information technology employment in rural communities, since January 2004. Ms. White also has served as President of the Horizon Institute of Technology, a foundation supporting technology outreach initiatives in the Arkansas delta, since founding it in 2002. Ms. White served as Executive Vice President and Chief Information Officer for Cardinal Health, Inc., a provider of medical products and services, from February 1999 until March 2003. Prior to that, Ms. White served as Senior Vice President and Chief Information Officer with Allegiance Healthcare, Inc., a provider of medical products and services, from 1996 until its acquisition by Cardinal in February 1999. Ms. White was also an associate professor at the University of North Carolina, Greensboro for ten years. Ms. White is a director of Mattel, Inc.

Vote Required and Board Recommendation

Adoption of Majority Vote Standard for Election of Directors.  In December 2006, the Board of Directors approved an amendment to our Bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. This year’s election has been determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” However, under our Bylaws, if a nominee who already serves as a director is not elected, the director shall offer to tender his or her resignation to the Board of Directors. In that situation, the Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the decision of the Board of Directors. If the failure of a nominee to be elected at the Annual Meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board of Directors. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the Annual Meeting, Delaware law provides that the nominee does not serve on the Board of Directors as a “holdover director.” All director nominees are currently serving on the Board of Directors.

The number of shares voted “for” each director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2008. Although stockholder ratification is not required by our Bylaws or under any other applicable legal requirement, the Audit Committee is asking the stockholders for ratification of the appointment of PricewaterhouseCoopers LLP as a matter of good corporate governance. If the stockholders do not ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP, the Audit Committee will take such determination into account in its future selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative also will have the opportunity to make a statement if he or she desires to do so.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present and entitled to vote on this proposal will be required for ratification of the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Novell’s executive compensation program is designed to:

•	Ensure that our executives’ interests are closely aligned with stockholders’ interests through equity-based incentives;

•	Reward executives based on the achievement of short and long-term business objectives based on individual, business unit, and company performance; and

•	Provide competitive compensation opportunities that will attract and retain the right people.

The Company’s key short and long-term business objectives are designed to ensure achievement of our business strategy. The executive compensation program is aligned with these key business objectives as described below.

Process for Determining Executive Compensation

In fiscal 2007, the Compensation Committee retained Hewitt Associates, an independent compensation consulting firm, to assist it in making compensation determinations. The role and responsibilities of Hewitt are described on page 9 of this proxy statement.

In December each year, the Compensation Committee evaluates the compensation paid to the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the other three highest paid executive officers (together, the “Named Executive Officers”) taking into account:

•	The Named Executive Officer’s scope of responsibilities and experience;

•	Market data of compensation paid to executives who have similar roles;

•	Data relating to performance as compared to quantitative and qualitative objectives (as described below) for the fiscal year; and

•	Recommendations for each Named Executive Officer, except the CEO, submitted by the CEO.

The Compensation Committee makes decisions regarding compensation to be paid to the Named Executive Officers other than the CEO. With respect to the CEO’s compensation, the Compensation Committee recommends to the non-employee directors on the Board of Directors the form and amount of the CEO’s compensation, which form and amount are approved by the independent directors on the Board of Directors. The independent directors’ evaluation is based on a review of the CEO’s self assessment and the individual assessments of the CEO’s performance by each such independent director. The differences in the amounts of compensation paid to the CEO and the rest of the Named Executive Officers is primarily a result of the consideration of market data that reflects the differing roles and responsibilities of the Named Executive Officers.

In setting base salary, short term incentives, and long term incentives, the Compensation Committee considers the impact of each such element on the sum of these three elements. Each year, the Compensation Committee also reviews information showing the value of all other compensation elements identified under “Overview of the Elements of Compensation and Purpose” below, as well as the value a Named Executive Officer may receive under various termination scenarios. While the Compensation Committee does not use this information to make individual base salary and short term and long term incentives decisions, it does use the information to confirm that the overall program meets the desired objectives outlined above, including the need for perquisites.

Market Assessment

The Compensation Committee considers base salary, incentive pay, perquisites and severance benefits for executives at other high technology industry companies that are comparable to Novell with respect to operations, revenue level, industry segment and employment market conditions. Management collects this information with the assistance of Radford Surveys + Consulting (“Radford”), and from SEC filings. Radford provides management with advice, competitive survey data and other benchmark information related to trends and competitive practices in executive compensation. Data from the following companies, which is referenced herein as market data, are considered in the Compensation Committee’s review:

Activision	McAfee
Acxiom	Metavante
Adobe Systems	NCS Pearson
BMC Software	SAS
Business Objects	Siemens UGS PLM Software
Cadence Design Systems	Sybase
Cerner	Synopsys
CheckFree	Symantec Corporation
Citrix Systems	Take Two Interactive Solutions
Cognos	THQ
Compuware	Verisign
Hyperion Solutions	Vivendi Games
Intuit Inc.

Overview of the Elements of Compensation and Purpose

Named Executive Officers are compensated through the following compensation elements, each linking to a specific, strategic purpose (as identified in the table below):

•	Base Salary

•	Short Term Incentives (Bonus)

•	Long Term Incentives (Equity)

•	Perquisites

•	Retirement, Savings and Deferred Compensation Programs

•	Health and Welfare Benefits

•	Severance

Compensation Element	How Determined	Strategic Purpose	Pay Level Philosophy
Base Salary	• Salary is based on market data and the executive’s scope of responsibility and experience	• Provides competitive salaries and allows the Company flexibility to hire and retain key talent
• Salary targets are based on the 50th percentile of market data to allow the Company to attract and retain key talent

• Individual salaries compared to market position may vary based on leverage needed to attract and retain key talent

Compensation Element	How Determined	Strategic Purpose	Pay Level Philosophy
Short Term Incentives (Bonus)	• Each executive’s bonus opportunity is first based on achieving corporate-level financial goals and then based on his or her achievement against assigned quantitative and qualitative objectives
• Drives business results

• Allows executives to share in Novell’s success

• Provides a competitive total compensation package

• Corresponds directly to corporate results, as approved by the Board, and aligns with individual, business unit, and corporate results (i.e., low results = low or no payout)
• Bonus targets are set above the 50% percentile of market data to support stretch goals and provide a competitive advantage for hiring key talent

Long Term Incentives (Equity)
• Equity awards are based upon equity award levels reflected in market data

• Stock options and restricted stock units (“RSUs”) are the equity vehicles used

• For the Named Executive Officers, at least 50% of all equity awards are performance-based awards

• Using a blend of stock options and full value RSUs allows the Company to meet multiple objectives:
 ° Aligns executive interests with stockholders so as to create Company and stockholder value

 ° Emphasizes performance orientation since at least half of the awards are linked to performance goals

 ° Creates a strong incentive by providing a wealth creation opportunity

 ° Provides a competitive total compensation package

 ° Encourages retention

• Long term incentive awards are based on the 50th percentile of market data to allow us to attract and retain the right talent

• Consideration is given to internal equity, retention needs, and the ratio of equity awarded to employees to the total shares outstanding and the availability of shares

Compensation Element	How Determined	Strategic Purpose	Pay Level Philosophy
Perquisites	• Provide: ° Executive Physical ° Financial Planning ° Tax Gross-ups	• Provides additional attraction and retention leverage • Enables executives to enhance physical and financial health • Provides a competitive total compensation package	• In line with competitive practices

Retirement, Savings and Deferred Compensation Programs	• The design is based on competitive practices	• Part of a competitive package to attract and retain the right talent • Provides a retirement savings opportunity	• In line with competitive practices • Named Executive Officers participate at the same rate as all eligible employees

Health and Welfare Benefits	• Designed to provide access to cover core health and welfare needs based on competitive practice	• Provides employees and eligible family members with competitive health care coverage and protection against catastrophic illness or death	• In line with competitive practices • Competitive employer/employee cost sharing levels • Named Executive Officers participate at the same contribution levels as all employees

Severance	• Design is based on a common structure that varies by executive level and type of termination	• Serves as a recruitment and retention vehicle • Provides economic transition due to no-fault termination	• In line with competitive practices

In addition, the Compensation Committee may grant discretionary awards to Named Executive Officers in recognition of exceptional contributions to the Company.

Fiscal 2007 Executive Compensation
Base Salary

In December 2006, the Compensation Committee reviewed the base salary of each of the Named Executive Officers and compared the base salaries to market data. Based on this review, the Compensation Committee determined not to adjust the base salary levels of the Named Executive Officers except Mr. Francese, whose base salary increase was 11.1% in recognition of his additional responsibility upon his promotion to Executive Vice President Worldwide Sales in October 2006.

Short Term Incentives (Bonus)
 How the Annual Bonus Program Operates

Each year, each Named Executive Officer is assigned a target bonus opportunity expressed as a percentage of base salary. Actual bonuses awarded could be higher or lower than the target depending on Novell’s corporate performance and the Named Executive Officer’s individual performance, as explained below.

Bonus Funding Percentage.  Each year, the Compensation Committee establishes an operating income target that the Company must achieve for the Annual Bonus Program to be funded at the budgeted level. This target is designed to be consistent with the Company’s strategic objectives. The Compensation Committee can adjust the target in the event of the sale or acquisition of a division, subsidiary, business or product line. The actual level of funding of the Annual Bonus Program will vary based on the level of achievement of the operating income target. If Novell does not meet a minimum operating income level, the Annual Bonus Program will not be funded and no bonuses will be paid under the program to the Named Executive Officers for the fiscal year.

Weighted Quantitative Performance Objectives.  Each year, the Compensation Committee approves quantitative performance objectives (expressed as a weighted quantitative performance objectives achievement percentage) for each Named Executive Officer. If the Annual Bonus Program is funded because the minimum operating income target is met, the Compensation Committee, with the CEO, then reviews each Named Executive Officer’s (except the CEO’s) performance against the assigned quantitative performance objectives. The CEO’s performance is reviewed by the Compensation Committee and then reviewed with the non-employee directors. The assigned weighted quantitative performance objective achievement percentage increases when performance is above target and decreases when performance is below target. If achievement for any quantitative performance objective is less than 80%, no credit is given for that objective.

Qualitative Performance Objectives.  Each year, the Compensation Committee approves, after discussion with the CEO about his assessment of their performance, qualitative performance objectives for each Named Executive Officer other than the CEO. If the Annual Bonus Program is funded, the Compensation Committee reviews the CEO’s performance against the assigned qualitative performance objectives, determines the CEO’s actual performance achievement, and assigns a corresponding performance rating and a qualitative performance factor for the qualitative performance objectives using data prepared by management. The performance rating and qualitative performance factor for the CEO must be approved by the independent directors of the Board. The performance rating and qualitative performance factor that is assigned to the Named Executive Officers is based on the following guide:

LP (Low Performance)	=	0
MP (Moderate Performance)	=	.50 - .75
P (Performing)	=	.75-1.00
P+ (Performing Plus)	=	1.00-1.25
HP (High Performance)	=	1.25-1.50

Overall Performance Factor.  The bonus funding percentage, the Named Executive Officer’s weighted quantitative performance objectives percentage and the Named Executive Officer’s qualitative performance factor are multiplied to determine an overall performance factor. The overall performance factor is multiplied by each Named Executive Officer’s target bonus percentage and base salary to determine each Named Executive Officer’s recommended bonus amount, as shown below:

Step 1

Weighted
Quantitative
Bonus		Performance		Qualitative
Funding		Objectives		Performance
Percentage	x	Achievement	x	Factor	=	Performance Factor

Step 2

Recommended
Performance		Target				Bonus
Factor	x	Bonus Percentage	x	Base Salary	=	Amount

Determination of 2007 Bonus

2007 Target Bonus Percentage.  The non-employee directors, with respect to Mr. Hovsepian, and the Compensation Committee, with respect to the other Named Executive Officers, set the following target bonus percentages for fiscal 2007 based on the applicable market data:

•	125% of base salary for Messrs. Hovsepian and Francese;

•	100% of base salary for Messrs. Russell and Jaffe; and

•	75% of base salary for Mr. LaSala.

2007 Bonus Funding Percentage.  The Compensation Committee set an operating income target for the fiscal 2007 annual bonus of a specific amount of pre-bonus operating income, a non-GAAP number that is defined in the footnotes to the Grants of Plan-Based Awards Table on page 31 of this proxy statement. The actual amount of the Company’s pre-bonus operating income for fiscal 2007 exceeded our target amount. The Compensation Committee determined that the operating income target had been achieved at a level sufficient to fund the Annual Bonus Program for fiscal 2007 and set the bonus funding percentage for the 2007 bonus amount at 111.4%. Additional information on how this funding percentage was determined can be found on page 31 of this proxy statement under Non-Equity Incentive Plan Awards.

2007 Weighted Quantitative Performance Objectives.  The Compensation Committee approved quantitative performance objectives to measure the performance of Mr. Hovsepian, Mr. Russell, and Mr. LaSala based on the achievement of a combination of the following objectives, with various weightings for each depending on the job function of the executive:

•	pre-bonus operating income (the same objective used to determine whether the Annual Bonus Program would be funded);

•	revenue from Open Platform Solutions software;

•	revenue from Identity and Security Management software;

•	revenue from Systems and Resource Management software;

•	revenue from Workgroup Solutions software; and

•	revenue from Services.

The Compensation Committee determined to measure the performance of Mr. Francese based on the achievement of the same objectives listed in the preceding paragraph, with different weightings for each and measured at the global sales level, as a result of his role.

The Compensation Committee determined to measure the performance of Dr. Jaffe based on the achievement of the following objectives, with various weightings for each:

•	direct contribution margin for all business units;

•	revenue from Open Platform Solutions software;

•	revenue from Identity and Security Management software;

•	revenue from Systems and Resource Management software;

•	revenue from Workgroup Solutions software; and

•	revenue from Services.

The weighted quantitative performance objectives achievement percentage for each Named Executive Officer was calculated as the sum of the products of the ratio of the actual to the targeted performance and the applicable weighting for each quantitative objective.

2007 Qualitative Performance Objectives.  The Compensation Committee approved from 6 to 10 specific qualitative performance objectives for each of the Named Executive Officers, other than the CEO, based on their specific areas of responsibility. These qualitative performance objectives were designed to be consistent with the Company’s three key initiatives for fiscal 2007: to improve our sales model and sales staff specialization; integrate our product development approach and balance between on and offshore development locations; and improve administrative and support functions with the primary goal to simplify and refocus our business and increase sustainable profitability. The qualitative performance objectives also included the following:

•	external customer satisfaction and customer references;

•	employee engagement;

•	living and demonstrating the values and guiding principles of Novell;

•	integration with other functions; and

•	efficient and complete administration of responsibilities that are specific to each individual’s role.

Most, but not all of the qualitative performance objectives, could be measured objectively. The CEO evaluated the performance of each of the other Named Executive Officers and recommended to the Compensation Committee a qualitative individual performance factor based on his discretionary assessment of the achievement against the qualitative performance objectives for each Named Executive Officer.

With respect to the performance of the CEO, management other than the CEO provided to the Compensation Committee data related to each of the CEO’s qualitative performance objectives and the Compensation Committee recommended to the non-employee directors a qualitative individual performance factor based on its assessment of the CEO’s achievement against his qualitative performance objectives. This performance factor was approved by the independent directors of the Board.

For fiscal 2007, all of the Named Executive Officers received qualitative performance factors based on performance of P+ (performance plus), which included the following analysis:

•	Mr. Hovsepian led Novell through a year of significant change and accomplishment that was recognized through the advancement of the Company’s business strategy and the three key initiatives; and

•	Messrs. Russell, Francese, Jaffe and LaSala all shared in successfully implementing the Company’s three key initiatives.

2007 Annual Bonuses.  The recommended bonus amount for each Named Executive Officer was computed following the steps described above as illustrated in the following table:

			Weighted
			Quantitative
	Bonus		Performance						Target				Recommended
	Funding		Objective		Qualitative				Bonus		Base		Bonus
Named Executive	Percentage		Achievement		Performance		Performance		Percentage		Salary		Amount
Officer	(%)	X	(%)	X	Factor	=	Factor	X	(%)	X	($000s)	=	($000s)

Ronald W. Hovsepian	111.4		157		1.25		2.182		125		825		2,250

Dana C. Russell	111.4		157		1.14		2.000		100		400		800

Dr. Jeffery M. Jaffe	111.4		84		1.19		1.111		100		450		500

Thomas Francese	111.4		93		1.08		1.120		125		500		700

Joseph A. LaSala, Jr.	111.4		157		1.07		1.878		75		355		500

Each Named Executive Officer received his recommended bonus amount, as set forth in the Summary Compensation Table. Fiscal 2007 is the first year since before fiscal 2004 that bonuses paid have been at or above a 100% payout.

Long Term Incentives (Equity)

In December 2006, the CEO recommended to the Compensation Committee specific grant amounts for each Named Executive Officer, excluding himself, based on applicable market data. Based on the CEO’s recommendations, the Compensation Committee granted stock options and RSUs to the Named Executive Officers, other than Mr. Hovsepian, as disclosed in the Grants of Plan-Based Awards table on page 30 of this proxy statement, with the following vesting terms:

Stock options

•	50% are time-vesting options that vest over a four-year period; and

•	50% are performance-based options that vest over a four-year period based on the Company’s achievement of revenue targets; an additional 25% of these options will vest with respect to any fiscal year in which revenue targets are exceeded by 10%.

RSUs

•	50% are time-vesting RSUs that vest over a four-year period; and

•	50% are performance-based RSUs that vest over a four-year period based on the Company’s achievement of operating income targets; an additional 25% of these RSUs will vest with respect to any fiscal year in which the operating income targets are exceeded by 15%.

The revenue target was not met for fiscal 2007; therefore, no performance-based stock options vested. The operating income target was met for fiscal 2007 and the target was exceeded by 15%; therefore, 50% of the performance-based RSUs vested. In no case can more than 100% of the original grant vest.

In December 2006, based on applicable market data, the independent members of the Board of Directors awarded the CEO stock options and RSUs as disclosed in the Grants of Plan-Based Awards table on page 30 of this proxy statement. In connection with his promotion, in April 2007, the Board of Directors awarded the CFO stock options and RSUs, which also are disclosed in the Grants of Plan-Based Awards table. The stock options and the RSUs awarded to the CEO and the CFO will vest based on the same vesting terms described in the table above.

On February 2, 2007, the Compensation Committee granted a special RSU award to each Named Executive Officer in order to further drive them to achieve the Company’s exit rate operating income margin targets for fiscal 2007 and fiscal 2008, which awards also are disclosed in the Grants of Plan-Based Awards table. The non-GAAP exit rate operating income margin is derived by annualizing the cost of sales and operating expense structure in place at year end compared to the actual revenues generated in that year. Forty percent of the award vested based on the achievement of a specified exit rate operating income margin target for fiscal 2007, which target was within the 5 — 7% range for such margin publicly disclosed. The remaining 60% will vest only if the Company achieves an exit rate operating income margin for fiscal 2008 of at least 12%.

Equity Grant Practices

Under the Company’s current equity grant practices, which were adopted in October 2007, as a general matter, the Compensation Committee approves all equity awards granted to our Named Executive Officers, other than the CEO, and to all other grantees at meetings of the Compensation Committee. Grants to the CEO are made by all independent directors acting as a group. Generally, under the current policy, the Compensation Committee grants stock options and RSUs to executives in December of each year on a date that is set approximately one year in advance. The Compensation Committee retains discretion to grant awards by unanimous written consent when special circumstances warrant such action, but no grants have been made under this exception under the current policy. No awards will be granted during the period commencing at the close of business two (2) weeks before the end of any fiscal quarter and ending as of the close of business two (2) trading days following the date of public disclosure by the Company of its financial results for the relevant fiscal period. All stock options are nonstatutory options and are granted at fair market value on the date of grant (which is defined in the relevant equity compensation plans as the closing price of Novell common stock on the trading day prior to the grant date).

To address concerns regarding dilution and the availability of shares, the annual net issuances of stock-based awards to employees are limited by Compensation Committee practice to 2.7% of our outstanding shares of common stock as of the close of the prior fiscal year, excluding additional issuances occasioned by extraordinary events (e.g., acquisitions).

Perquisites and Executive Benefits

Except as business requires, Named Executive Officers receive essentially the same benefits as other employees at Novell plus the following additional benefits:

•	Novell pays for and asks each Named Executive Officer to undergo one annual physical exam each year. Named Executive Officers are in the position to significantly affect the success of the Company through their leadership and expertise and it is important to Novell that the Named Executive Officers maintain their overall health.

•	Novell reimburses the Named Executive Officers for certain financial planning expenses that may include tax preparation and estate planning.

•	Novell also grosses up Named Executive Officers for taxes on the above-mentioned benefits to ensure that they are fully compensated for those matters as intended.

Retirement, Savings and Deferred Compensation Programs

Novell provides to all eligible employees, including the Named Executive Officers, the opportunity to participate in the Novell, Inc. 401(k) Retirement and Savings Plan (“401(k) Plan”) and the Novell, Inc. Deferred Compensation Plan. The Novell, Inc. Deferred Compensation Plan allows eligible employees to make contributions in amounts that exceed limitations imposed by U.S. tax law on participant contributions to the 401(k) Plan. Named Executive Officers are also eligible to participate in the Novell, Inc. Stock-Based Deferred Compensation Plan (“SBDC Plan”). The purpose of the SBDC Plan is to provide a mechanism for Named Executive Officers to meet the stock ownership requirements through the deferral of compensation that is invested in Novell stock. Deferrals under this plan are also matched to encourage participation. Additional information on this plan can be found in the narrative following the Nonqualified Deferred Compensation table on page 36 of this proxy statement. Novell does not maintain any executive pension, supplemental or other retirement plans.

Severance and Change in Control Benefits

The Named Executive Officers are eligible for severance-type benefits under Severance Agreements with the Company. These benefits were structured based on prevailing market practice and have been periodically reviewed by the Compensation Committee to ensure they continue to reflect common market practice. These agreements provide for severance benefits for terminations prior to and in connection with a change in control. Following a change in control, Named Executive Officers must be terminated in order to receive severance benefits. This so-called “double trigger” helps to retain executives during the uncertainty of a change-in-control event. Pursuant to the Severance Agreements and certain equity compensation plans, unvested equity holdings will vest upon a change in control. This ensures that the Named Executive Officers are treated fairly in a situation where Novell equity may not continue to be publicly traded. Overall, the change-in-control provisions are designed to ensure that the Named Executive Officers evaluate potential acquisition situations impartially without concern for how they may be personally affected.

The Severance Agreements are discussed in greater detail on page 36 of this proxy statement.

Stock Ownership Requirements

Novell requires the Named Executive Officers to comply with certain stock ownership requirements that are explained starting on page 11 of this proxy statement. These guidelines complement Novell’s long term incentive strategy by furthering alignment with stockholders.

Qualifying Compensation

The Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code in determining compensation amounts and awards. Section 162(m) disallows a tax deduction for any amount of compensation paid to a Named Executive Officer that exceeds $1,000,000 except to the extent that the amount is “performance based” within the meaning of Section 162(m). The Compensation Committee’s goal is to preserve the deductibility of compensation to the extent possible. However, the Compensation Committee believes that its primary objective is to drive and reward the performance that is viewed to be in the best long term interests of the Company and stockholders. The Committee has determined that, based on the Company’s current and anticipated tax situation, a disallowance of compensation deductions will not have any material cash flow impact on the Company. The Company and the Compensation Committee will continue to review the impact of Section 162(m) going forward and will make design changes as deemed warranted.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Novell, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Dr. John W. Poduska, Sr., Chairperson
Claudine B. Malone
Richard L. Nolan
Thomas G. Plaskett
(Members until January 28, 2008)

Summary Compensation Table

The table below shows, for fiscal 2007, compensation paid to our Named Executive Officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal		($)	($)	($)	($)	($)	($)	Total
Position	Year	(1)	(1)(2)	(3)	(4)	(5)	(6)	($)
Ronald W. Hovsepian President and Chief Executive Officer	2007	825,032	—	1,350,779	946,169	2,250,000	41,923	5,413,903
Dana C. Russell Senior Vice President and Chief Financial Officer	2007	400,015	—	253,362	146,087	800,000	24,960	1,624,424
Dr. Jeffrey M. Jaffe Executive Vice President and Chief Technology Officer	2007	450,018	$600,000	574,156	185,706	500,000	51,900	2,361,780
Thomas Francese Executive Vice President, Worldwide Sales	2007	501,942	—	473,507	171,782	700,000	282,401	2,129,632
Joseph A. LaSala, Jr. Senior Vice President, General Counsel and Secretary(7)	2007	355,014	—	240,035	339,905	500,000	40,001	1,474,955

(1)	Includes any amount deferred at the election of the executive, pursuant to our 401(k) Retirement and Savings Plan, Deferred Compensation Plan, or Stock-Based Deferred Compensation Plan.

(2)	Special retention bonus to Dr. Jaffe described below under the heading “Employment Arrangements.”

(3)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Statement of Financial Accounting Standards 123, as revised (“SFAS 123(R)”). For a discussion of assumptions made in the valuation of stock awards, please refer to Note V to the financial statements included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

(4)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). For a discussion of assumptions made in the valuation of option awards, please refer to Note V to the financial statements included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

(5)	Represents cash incentives for services rendered in fiscal 2007, although paid after the end of the fiscal year, pursuant to the Annual Bonus Program.

(6)	Reflects the following elements of compensation:

			Stock-Based			Financial
		Deferred	Deferred			Planning
		Compensation	Compensation			Services and
	401(k)	Plan	Plan	Financial		Executive	Relocation
	Matching	Matching	Matching	Planning	Executive	Physical	Taxable	Other
	Contribution	Contribution	Contribution	Services	Physical	Gross-ups	Gross-up	Payments		Total
	($)	($)	($)	($)	($)	($)	($)	($)		($)
Ronald W. Hovsepian	9,000	18,687	688	7,396	1,850	4,302	—	—		41,923
Dana C. Russell	9,000	12,961	—	625	1,478	896	—	—		24,960
Dr. Jeffrey M. Jaffe	9,000	19,124	—	20,000	2,500	1,276	—	—		51,900
Thomas Francese	9,000	0	—	2,500	4,965	2,685	51,455	211,796(a	)	282,401
Joseph A. LaSala, Jr.	9,000	5,317	—	14,275	2,000	7,509	—	1,900(b	)	40,001

(a)	Reflects a cash payment made pursuant to Mr. Francese’s employment arrangement intended to compensate him for a portion of his living expenses when he worked outside the United States and Medicare tax of $757 paid by Novell.

(b)	Reflects the dollar value of benefits related to life insurance benefits. Mr. LaSala had collaterally assigned his insurance policy to us to secure the repayment to us of up to the entire amount of the premiums paid by us pursuant to the policy. Such payments were in respect of split-dollar insurance arrangements that were entered into prior to the enactment of the Sarbanes-Oxley Act of 2002, and no new arrangements were entered into since the adoption of that Act.

(7)	Mr. LaSala resigned from the Company effective January 13, 2008.

Employment Arrangements

In connection with our hiring of Messrs. Hovsepian, Jaffe, and Francese, we entered into offer letters with these executives. These offer letters identified initial salary rates, which are now outdated, standard employee benefits, and, in the case of Dr. Jaffe’s and Mr. Francese’s letters, certain special equity and non-equity compensation, described below.

Pursuant to his offer letter dated November 7, 2005, Dr. Jaffe received 100,000 shares of restricted common stock for $0.10 per share, which have a three-year time-vesting term. Dr. Jaffe received a non-qualified stock option to purchase 100,000 shares of Novell common stock. This option vests over four years as long as Dr. Jaffe is employed by Novell on the applicable vesting date. Also, Dr. Jaffe received a non-qualified stock option to purchase 200,000 shares of Novell common stock, which vests over four years based on the Company’s achievement of certain corporate performance goals. Dr. Jaffe also received a lump sum after-tax cash payment equal to $75,000 to compensate him for relocating to Waltham, Massachusetts and a lump sum cash payment equal to $600,000 upon completion of his first year of employment. Finally, Dr. Jaffe receives $20,000 per year to reimburse him for a portion of the costs of his personal annual financial planning.

Pursuant to his offer letter dated August 31, 2005 and a related letter of understanding with us dated August 1, 2006, Mr. Francese received 100,000 shares of restricted common stock for $0.10 per share, half of which has a three-year vesting term and half of which has market criteria performance-based vesting terms. Mr. Francese received a non-qualified stock option to purchase 100,000 shares of Novell common stock. The option vests over four years as long as Mr. Francese is employed by Novell on the applicable vesting date. Also, Mr. Francese received a non-qualified stock option to purchase 100,000 shares of Novell common stock, which has market criteria performance-based vesting terms. Additionally, each year when Mr. Francese was working in our geographic segment covering Eastern and Western Europe, the Middle East and Africa, he received (i) an annual cash allowance of $250,000 (less applicable tax withholding), intended to compensate him for a portion of his expenses associated with housing, car, cost of living, continued maintenance of a residence in Texas, and the storage of his household goods, and (ii) reimbursement of up to $24,000 per year for the cost of family travel back to the United States. In connection with Mr. Francese’s relocation to the United States for us in May 2007, we reimbursed him $50,000 for the costs associated with such relocation.

In addition, we entered into severance agreements with the Named Executive Officers, which are described below under “Severance Agreements.”

Grants of Plan-Based Awards

This table shows grants made to the Named Executive Officers in fiscal 2007.

									All Other	All Other
									Stock	Option		Closing
					Estimated Future Payouts Under				Awards:	Awards:	Exercise	Market	Grant Date
		Estimated Possible Payouts Under			Equity Incentive				Number of	Number of	or Base	Price	Fair Value
		Non-Equity Incentive Plan Awards			Plan Awards				Shares of	Securities	Price of	on Date	of Stock
		Thresh-		Maxi-	Thresh-			Maxi-	Stock or	Underlying	Option	of	and Option
		old	Target	mum	old	Target		mum	Units	Options	Awards	Grant	Awards
Name	Grant Date	($)(1)	($000s)(2)	($)(1)	(#)(3)	(#)(4)		(#)(3)	(#)	(#)	($/sh)(5)	($/sh)(5)	($)(6)
Ronald W. Hovsepian			1,031.25

	12/20/2006					311,388					6.12	6.12	762,607

	12/20/2006									311,388	6.12	6.12	762,901

	12/20/2006					77,847	(7)						476,424

	12/20/2006								77,847				476,424

	2/2/2007					235,863	(8)						1,679,345

Dana C. Russell			400.0

	12/12/2006					11,488	(7)						69,847

	12/12/2006								11,487				69,841

	12/12/2006					45,950					6.08	6.00	111,659

	12/12/2006									45,949	6.08	6.00	111,656

	2/2/2007					71,413	(8)						508,461

	4/10/2007					6,764	(7)						50,392

	4/10/2007								6,764				50,392

	4/10/2007					27,056					7.45	7.48	79,274

	4/10/2007									27,055	7.45	7.48	79,271

Dr. Jeffrey M. Jaffe			450.0

	12/12/2006					60,615					6.08	6.00	147,294

	12/12/2006									60,614	6.08	6.00	147,292

	12/12/2006					15,154	(7)						92,136

	12/12/2006								15,153				92,130

	2/2/2007					57,793	(8)						411,486

Thomas Francese			625.0

	12/12/2006					74,924					6.08	6.00	182,065

	12/12/2006									74,924	6.08	6.00	182,065

	12/12/2006					18,731	(7)						113,884

	12/12/2006								18,731				113,884

	2/2/2007					71,472	(8)						508,881

Joseph A. LaSala, Jr.			266.25

	12/12/2006					61,948					6.08	6.00	150,534

	12/12/2006									61,947	6.08	6.00	150,531

	12/12/2006					15,487	(7)						94,161

	12/12/2006								15,487				94,161

	2/2/2007					48,762	(8)						347,185

(1)	If the operating income target is not achieved, the Annual Bonus Program is not funded and bonuses are not paid under the Program to the Named Executive Officers. Bonus amounts may exceed the target level based on performance.

(2)	The operating income target for the 2007 annual bonus was set at a specified amount of pre-bonus operating income, which is a non-GAAP financial measure defined as revenue other than income from legal settlements less cost of sales and operating expenses other than the following: compensation-related expenses, including expenses relating to the stock-based compensation review; expenses associated with the Microsoft partnership; one-time or extraordinary items, including asset or goodwill impairments, income or expenses relating to legal settlements, the write-off of purchased in-process R&D, gains or losses resulting from sales of property or parts of the business, and expenses associated with a failed acquisition; restructuring expenses; and merger integration costs.

(3)	There are no thresholds or maximums (or equivalent items).

(4)	Reflects performance-based stock options and RSUs that vest upon the Company’s achievement of certain revenue, operating income, and exit rate criteria.

(5)	All stock options are granted at fair market value on the date of grant (which is defined in the relevant equity compensation plans as the closing price of Novell common stock on the trading day prior to the grant date).

(6)	Represents the grant date fair value of each equity award computed in accordance with SFAS 123(R). For a discussion of assumptions made in the valuation of option awards, please refer to Note V to the financial statements included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007.

(7)	50% of these RSUs vested on December 21, 2007 because the operating income target for fiscal 2007 was met and exceeded by 15%.

(8)	40% of these RSUs vested on December 21, 2007 based on the Company’s achievement of a specified exit rate operating income margin target for fiscal 2007.

Non-Equity Incentive Plan Awards

A pre-bonus operating income target for the 2007 annual bonus of $27 million and a bonus pool (covering all eligible employees) of $27 million was approved for fiscal 2007. This $27 million bonus pool represented about 80% of target bonus levels. Also approved was a schedule where for each 1% increase in pre-bonus operating income, the bonus pool would increase by .25%. For each 1% decrease in pre-bonus operating income, the bonus pool would decrease by 1%. The adjusted Company pre-bonus operating income for fiscal 2007 was $74.1 million, which was 284% of the adjusted operating income target (original target of $27 million was adjusted to $26.1 million due to dispositions). Therefore, the bonus pool of $27 million was increased by 46% (.25% of the 184% over-target achievement) to $39.4 million. This bonus pool was reduced by 5% to $37.4 million to cover employer payroll taxes. This resulting pool represented 111.4% of the sum of all eligible employee target bonuses of $33.6 million. Therefore, the funding percentage used for the Named Executive Officers was 111.4%.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options, restricted stock awards and RSUs by our Named Executive Officers as of October 31, 2007. This table includes unexercised and unvested stock options, unvested restricted stock awards and RSUs, as well as stock options, restricted stock and RSUs with performance conditions that had not yet been satisfied. The market value of the shares set forth under “Stock Awards” was determined by multiplying the number of unvested or unearned shares by the fair market value of our common stock on October 31, 2007, the last trading day of fiscal 2007.

			Option Awards					Stock Awards(1)
													Equity
													Incentive
													Awards:
											Equity		Market
											Incentive		or Payout
				Equity							Plan		Value of
				Incentive							Awards:		Unearned
				Plan							Number of		Shares,
				Awards:						Market	Unearned		Units or
		Number of	Number of	Number of				Number of		Value of	Shares,		Other
		Securities	Securities	Securities				Shares or		Shares or	Units or		Rights
		Underlying	Underlying	Underlying				Units of		Units of	Other		That
		Unexercised	Unexercised	Unexercised		Option	Option	Stock That		Stock That	Rights That		Have Not
		Options (#)	Options (#)	Unearned		Exercise	Expiration	Have Not		Have Not	Have Not		Vested
Name	Grant Date	Exercisable	Unexercisable(2)	Options (#)		Price ($)	Date	Vested (#)		Vested ($)	Vested(#)		($)
Ronald W. Hovsepian	6/2/2003	500,000				3.34	6/2/2011

	12/15/2003	71,875	3,125			9.42	12/15/2011

	12/15/2003			31,000	(3)	9.42	12/15/2011

	12/15/2003			31,000	(4)	9.42	12/15/2011

	12/13/2004	97,395	40,105			6.35	12/13/2012

	12/13/2004	68,750				6.35	12/13/2012

	12/13/2004	68,750				6.35	12/13/2012

	10/31/2005	75,000	75,000			7.57	10/31/2013

	10/31/2005							75,000	(5)	567,000

	10/31/2005										150,000	(6)	1,134,000

	10/31/2005			150,000	(7)	7.57	10/31/2013

	12/12/2005	54,313	64,189			8.71	12/12/2013

	12/12/2005							22,219	(8)	167,976

	12/12/2005										29,625		223,965

	12/12/2005			118,503	(9)	8.71	12/12/2013

	12/20/2006		311,388			6.12	12/20/2014

	12/20/2006										77,847		588,523

	12/20/2006			311,388	(9)	6.12	12/20/2014

	12/20/2006							77,847	(10)	588,523

	2/2/2007										94,345	(11)	713,248

	2/2/2007										141,518	(12)	1,069,876

Dana C. Russell	8/17/2001	10,000				4.68	8/17/2011

	8/17/2001	11,000				4.68	8/17/2011

	8/17/2001	25,000				4.68	8/17/2011

	8/17/2001	13,000				4.68	8/17/2011

	8/17/2001	13,000				4.68	8/17/2011

	9/10/2001	32,000				3.92	9/10/2011

	12/16/2003	148				9.14	12/16/2007

	12/16/2003	1,637				9.14	12/16/2007

	12/16/2003	3,512				9.14	12/16/2007

	12/16/2003	19,354				9.14	12/16/2007

	1/7/2004	12,187	813			10.68	1/7/2012

	3/30/2005	25,833	14,167			5.55	3/30/2013

	3/10/2006							11,398	(13)	86,169

	12/12/2006		45,949			6.08	12/12/2014

	12/12/2006										11,488		86,849

	12/12/2006			45,950	(9)	6.08	12/12/2014

			Option Awards					Stock Awards(1)
													Equity
													Incentive
													Awards:
											Equity		Market
											Incentive		or Payout
				Equity							Plan		Value of
				Incentive							Awards:		Unearned
				Plan							Number of		Shares,
				Awards:						Market	Unearned		Units or
		Number of	Number of	Number of				Number of		Value of	Shares,		Other
		Securities	Securities	Securities				Shares or		Shares or	Units or		Rights
		Underlying	Underlying	Underlying				Units of		Units of	Other		That
		Unexercised	Unexercised	Unexercised		Option	Option	Stock That		Stock That	Rights That		Have Not
		Options (#)	Options (#)	Unearned		Exercise	Expiration	Have Not		Have Not	Have Not		Vested
Name	Grant Date	Exercisable	Unexercisable(2)	Options (#)		Price ($)	Date	Vested (#)		Vested ($)	Vested(#)		($)
	12/12/2006							11,487	(10)	86,842

	2/2/2007										28,565	(11)	215,951

	2/2/2007										42,848	(12)	323,931

	4/10/2007		27,055			7.45	4/10/2015

	4/10/2007										6,764		51,136

	4/10/2007			27,056	(9)	7.45	4/10/2015

	4/10/2007							6,764	(10)	51,136

Dr. Jeffrey M. Jaffe	11/28/2005	47,916	52,084			7.93	11/28/2013

	11/28/2005							66,667	(13)	504,003

	11/28/2005			100,000	(14)	7.93	11/28/2013

	11/28/2005			100,000	(7)	7.93	11/28/2013

	12/12/2005	7,178	8,484			8.71	12/12/2013

	12/12/2005							2,937	(8)	22,204

	12/12/2005										3,915		29,597

	12/12/2005			15,663	(9)	8.71	12/12/2013

	12/12/2006		60,614			6.08	12/12/2014

	12/12/2006										15,154		114,564

	12/12/2006			60,615	(9)	6.08	12/12/2014

	12/12/2006							15,153	(10)	114,557

	2/2/2007										23,117	(11)	174,765

	2/2/2007										34,676	(12)	262,151

Thomas Francese	10/3/2005	50,000	50,000			7.45	10/3/2013

	10/3/2005							16,667	(15)	126,003

	10/3/2005	50,000				7.45	10/3/2011

	10/3/2005			50,000	(16)	7.45	10/3/2011

	10/3/2005										25,000	(17)	189,000

	12/12/2006		74,924			6.08	12/12/2014

	12/12/2006										18,731		141,606

	12/12/2006			74,924	(9)	6.08	12/12/2014

	12/12/2006							18,731	(10)	141,606

	2/2/2007										28,589	(11)	216,133

	2/2/2007										42,883	(12)	324,195

Joseph A. LaSala, Jr.	7/12/2001	200,000				5.02	7/12/2011

	11/12/2001	100,000				3.93	11/19/2011

	12/16/2002	123,000				3.06	12/16/2010

	12/15/2003	68,520	2,980			9.42	12/15/2011

	12/15/2003			33,000	(3)	9.42	12/15/2011

	12/15/2003			33,000	(4)	9.42	12/15/2011

	12/13/2004	57,841	23,818			6.35	12/13/2012

	12/13/2004	40,830				6.35	12/13/2012

	12/13/2004	40,830				6.35	12/13/2012

	12/12/2005	18,395	21,742			8.71	12/12/2013

	12/12/2005							7,527	(8)	56,904

	12/12/2005										10,035		75,865

	12/12/2005			40,138	(9)	8.71	12/12/2013

	12/12/2006		61,947			6.08	12/12/2014

			Option Awards					Stock Awards(1)
Equity
Incentive
Awards:
											Equity		Market
											Incentive		or Payout
				Equity							Plan		Value of
				Incentive							Awards:		Unearned
				Plan							Number of		Shares,
				Awards:						Market	Unearned		Units or
		Number of	Number of	Number of				Number of		Value of	Shares,		Other
		Securities	Securities	Securities				Shares or		Shares or	Units or		Rights
		Underlying	Underlying	Underlying				Units of		Units of	Other		That
		Unexercised	Unexercised	Unexercised		Option	Option	Stock That		Stock That	Rights That		Have Not
		Options (#)	Options (#)	Unearned		Exercise	Expiration	Have Not		Have Not	Have Not		Vested
Name	Grant Date	Exercisable	Unexercisable(2)	Options (#)		Price ($)	Date	Vested (#)		Vested ($)	Vested(#)		($)
	12/12/2006										15,487		117,082

	12/12/2006			61,948	(9)	6.08	12/12/2014

	12/12/2006							15,487	(10)	117,082

	2/2/2007										19,505	(11)	147,458

	2/2/2007										29,257	(12)	221,183

(1)	Unless otherwise noted, 25% of the restricted stock or RSUs may vest each fiscal year based on the Company’s achievement of certain operating income targets. In any fiscal year in which the operating income target is exceeded by at least 15%, the following will occur: (a) an additional 25% of the restricted stock or RSUs will vest if the operating income target for the prior fiscal year was not met (“look back vesting”); or (b) if look back vesting is not applicable, an additional 25% of the restricted stock or RSUs will vest (“look forward vesting”). The applicable vesting date for any fiscal year is the date on which the Company files its Annual Report on Form 10-K. In no case can more than 100% of the original grant vest. If targets are not met, the restricted stock will be repurchased at its original buy price of $0.10 and the RSUs will expire.

(2)	Unless otherwise indicated, the options vest at a rate of 25% on the first annual anniversary of the grant date and thereafter vest 2.083% on each monthly anniversary date, subject to the Named Executive Officer’s continued employment with Novell.

(3)	Options will vest when the closing price of the Company’s common stock trades at $10.83 or higher for 30 consecutive trading days. If this criterion is not met, 100% of the options will vest on December 15, 2009, subject to the Named Executive Officer’s continued employment with Novell.

(4)	Options will vest when the closing price of the Company’s common stock trades at $11.91 for 30 consecutive trading days. If this criterion is not met, 100% of the options will vest on December 15, 2009, subject to the Named Executive Officer’s continued employment with Novell.

(5)	Restricted stock will vest equally on October 31, 2008 and October 31, 2009, subject to the Named Executive Officer’s continued employment with Novell.

(6)	25% of the restricted stock may vest if the Company achieves certain operating income targets. Look back vesting and look forward vesting, as described in footnote (1) above, will apply if operating income targets are exceeded by at least 5%.

(7)	25% of the option may vest if the Company achieves certain revenue targets. Look back vesting and look forward vesting, as described in footnote (1) above, will apply if revenue targets are exceeded by at least 5%. The applicable vesting date for any fiscal year will be the date on which the Company files its Annual Report on Form 10-K. In no case can more than 100% of the original grant vest. If targets are not met, the options will expire.

(8)	This amount will vest equally over the next three annual anniversaries of the grant date, subject to the Named Executive Officer’s continued employment with Novell.

(9)	25% of the option may vest if the Company achieves certain revenue targets. Look back vesting and look forward vesting, as described in footnote (1) above, will apply if revenue targets are exceeded by at least 10%. The applicable vesting date for any fiscal year will be the date on which the Company files its Annual Report on Form 10-K. In no case can more than 100% of the original grant vest. If targets are not met, the options will expire.

(10)	RSUs vest equally on each of the four annual anniversaries of the grant date, subject to the Named Executive Officer’s continued employment with Novell.

(11)	RSUs vested on December 21, 2007 based on the Company’s achievement of a specified exit rate operating income margin target for fiscal 2007.

(12)	RSUs vest only if the Company achieves an exit rate operating income margin for fiscal 2008 of at least 12%.

(13)	RSUs or restricted stock will vest equally on each of the next two anniversaries of the grant date, subject to the Named Executive Officer’s continued employment with Novell.

(14)	25% of the option may vest if the Company achieves certain operating income targets. Look back vesting and look forward vesting, as described in footnote (1) above, will apply if operating income targets are exceeded by at least 5%. The applicable vesting date for any fiscal year will be the date on which the Company files its Annual Report on Form 10-K. In no case can more than 100% of the original grant vest. If targets are not met, the options will expire.

(15)	This restricted stock will vest on October 3, 2008, subject to the Named Executive Officer’s continued employment with Novell.

(16)	Options will vest when the closing price of the Company’s common stock trades at an average of $9.42 for 30 consecutive trading days. If this criterion is not met, the options will expire.

(17)	Restricted stock will vest when the closing price of the Company’s common stock trades at an average price of $9.42 average for 30 consecutive trading days. If this criterion is not met, the restricted stock will be repurchased at its original buy price of $0.10.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired and the value realized by each of the Named Executive Officers upon vesting of restricted stock awards and RSUs during fiscal 2007.

	Option Awards		Stock Awards(1)
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(2)
Ronald W. Hovsepian	—	—	44,906	319,163

Dana C. Russell	—	—	5,699	43,312

Dr. Jeffrey M. Jaffe	—	—	34,311	209,179

Thomas Francese	—	—	16,667	127,003

Joseph A. LaSala, Jr.	—	—	2,508	14,998

(1)	30,232 shares of common stock, representing a value of $211,057, were withheld to satisfy tax withholding requirements.

(2)	Value realized on vesting is based on the fair market value (closing price of the prior trading day) of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the Named Executive Officer.

Nonqualified Deferred Compensation

	Executive	Registrant Contribution
	Contribution in	in Last	Aggregate	Aggregate Balance at
	Last Fiscal Year	Fiscal Year	Earnings in	Last Fiscal Year End
Name	($)	($)(1)	Last Fiscal Year ($)	($)
Ronald W. Hovsepian	27,419	19,374	56,145	383,409
Dana C. Russell	20,961	12,961	11,839	160,750
Dr. Jeffrey M. Jaffe	25,021	19,124	15,111	79,103
Thomas Francese	—	—	—	—
Joseph A. LaSala, Jr.	10,650	5,317	27,207	189,460

(1)	Company contributions to the Deferred Compensation Plan and the Stock-Based Deferred Compensation Plan are reported in the “All Other Compensation” column of the Summary Compensation Table.

The Novell, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”) allows eligible employees to make contributions in amounts that exceed the limitation in the 401(k) Plan. Novell makes a matching contribution equal to 100% of up to 4% of each participant’s compensation (defined as base salary plus bonuses) deferred under the Deferred Compensation Plan, which is reduced by any matching contribution allocated to a participant’s matching contribution account under the 401(k) Plan in a plan year. The SBDC Plan provides a mechanism for Named Executive Officers to meet stock ownership requirements. Under the SBDC Plan, Novell may make a matching contribution, which cannot exceed 25% of the total amount of compensation (defined as base salary plus bonuses) deferred under the SBDC Plan in a plan year. Under the Deferred Compensation Plan and the SBDC Plan, participants are permitted to defer up to 75% of base salary and 75% of bonuses earned in a calendar year.

Severance Agreements

Messrs. Hovsepian, Russell, Jaffe, and Francese are, and Mr. LaSala was, party to severance agreements with us. Messrs. Hovsepian, Russell, Jaffe, and Francese are, and Mr. LaSala was, entitled to receive certain benefits, as outlined under Summary of Benefits below, in the event of an involuntary termination of their employment prior to a change in control and in the event of an involuntary termination associated with a change in control.

Generally, a “change in control” occurs: (i) upon the acquisition by an individual, entity or group of 25% or more of the combined voting power of the Company’s then outstanding common stock; (ii) if a majority of the Board of Directors is replaced without the approval of at least two-thirds of the incumbent directors; (iii) upon the consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction of the Company; or (iv) if the Company’s stockholders approve a complete liquidation or dissolution of the Company.

Under the terms of the severance agreements, “involuntary termination prior to a change in control” means termination of employment unrelated to a change in control by the Company for any reason other than cause, the Named Executive Officer’s death or disability, or constructive termination prior to a change in control. Generally, in this context, “cause” means a determination by management, with the advice of counsel, that the Named Executive Officer has committed any of the following acts: (i) deliberate violations of the Named Executive Officer’s obligations; (ii) willful misconduct that is injurious to the Company or any subsidiary; (iii) a felony, an act of fraud against or the misappropriation of property belonging to the Company or any subsidiary; (iv) a material breach of terms of any confidentiality or proprietary information agreement between the Named Executive Officer and the Company; or (v) a material violation of the Company’s Code of Business Ethics or Employee Conduct and Standards Policy. Generally, “constructive termination prior to a change in control” means: (i) a substantial reduction in the Named Executive Officer’s duties, authority or responsibilities; (ii) a greater than 20% reduction of the Named Executive Officer’s base pay; and (iii) the failure of the Company to obtain an assumption of the severance agreement by any successors.

Under the terms of the severance agreements, “involuntary termination associated with a change in control” means termination of the Named Executive Officer’s employment related to a change in control by the Company for any reason other than cause, the Named Executive Officer’s death or disability, or on account of a constructive termination associated with a change in control. Generally, in this context “cause” means, a determination that: (i) the Named Executive Officer has been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any subsidiary; or (ii) the Named Executive Officer has committed intentional wrongful disclosure of secret processes or confidential information of the Company or any subsidiary and any such act has been demonstrably and materially harmful to the Company. Generally, “constructive termination associated with a change in control” means the termination by the Named Executive Officer of his or her employment with the Company as a result of one of the following events: (a) the Named Executive Officer’s failure to be retained in office; (b) an adverse change in the Named Executive Officer’s powers, compensation and/or benefits; (c) an adverse change in the nature and/or scope of the Named Executive Officer’s business responsibilities; (d) a liquidation or reorganization of the Company; (e) a significant change in the Named Executive Officer’s principal location of work; and (f) any material breach by the Company of the severance agreement.

The agreements also contain release, confidentiality, non-competition and non-solicitation provisions.

Summary of Benefits

In the event of an involuntary termination prior to a change in control, Messrs. Hovsepian, Russell, Jaffe, and Francese will receive, and Mr. LaSala would have received, the following benefits:

Outplacement
Salary	Bonus	Health & Dental Coverage	Options & Restricted Stock	Services
150% base salary (12 mos.)	Prorated	12 months	1 year service credit; 6 month exercise period	Up to 20% of base salary

In the event of an involuntary termination associated with a change in control, Messrs. Hovsepian, Jaffe, and Francese will receive, and Mr. LaSala would have received, the following benefits:

		Health & Dental	Options &		Outplacement
Salary	Bonus	Coverage	Restricted Stock	401(k) Match	Services	Tax Gross-up	Legal Fees
200% base salary + 200% incentive pay	Prorated	24 months	Full vesting upon a change in control under certain circumstances (described below); 24 month exercise period	Lump sum equal to 24 month match	Lump sum equal to 20% of base salary	Gross-up for golden parachute taxes	Novell pays legal fees related to interpretation, enforcement, or defense of rights under the agreement

In the event of an involuntary termination associated with a change in control, Mr. Russell will receive the following benefits:

		Health & Dental	Options &		Outplacement
Salary	Bonus	Coverage	Restricted Stock	401(k) Match	Services	Tax Gross-up	Legal Fees
200% base salary + 200% incentive pay	Prorated	24 months	Full vesting, if terminated relating to a change in control or successor does not provide comparable equity; 24 month exercise period	Lump sum equal to 24 month match	Lump sum equal to 20% of base salary	Gross-up for golden parachute taxes	Novell pays legal fees related to interpretation, enforcement, or defense of rights under the agreement

Estimated Potential Payments Upon Involuntary Termination Prior to a Change in Control (As of October 31, 2007)

					Restricted
				Restricted	Stock
	Lump Sum Cash	Health and Dental	Stock Option	Stock	Units
	Payment	Coverage	Vesting	Vesting	Vesting	Total
Name	($)(1)	($)	($)	($)	($)	($)
Ronald W. Hovsepian	2,433,750	19,094	2,641,332	335,001	147,131	5,576,308
Dana C. Russell	1,080,000	19,094	428,148	—	136,086	1,663,328
Dr. Jeffrey M. Jaffe	1,215,000	19,094	41,116	254,144	28,639	1,557,993
Thomas Francese	1,475,000	19,094	64,573	126,003	35,402	1,720,072
Joseph A. LaSala, Jr. (2)	—	—	—	—	—	—

(1)	Amount includes 150% of base salary and prorated incentive pay, and 20% of base salary for outplacement services.
(2)	Mr. LaSala resigned from the Company effective January 13, 2008.

Estimated Potential Payments Upon Involuntary Termination Associated with a Change in Control (As of October 31, 2007)

	Lump Sum Cash	Health and Dental	401(k) Matching	Total Value of	Estimated Tax
	Payment	Coverage	Contributions	Equity Holdings	Gross-up	Total
Name	($)(1)	($)	($)	(2)	($)	($)
Ronald W. Hovsepian	4,908,750	38,188	18,400	7,259,708	2,592,241	14,817,287
Dana C. Russell	2,080,000	38,188	18,400	1,461,967	946,693	4,545,248
Dr. Jeffrey M. Jaffe	2,340,000	38,188	18,400	1,605,469	0	4,002,057
Thomas Francese	2,975,000	38,188	18,400	1,648,394	0	4,679,982
Joseph A. LaSala, Jr. (3)	—	—	—		—	—

(1)	Amount includes 200% of base salary and 200% of incentive pay, prorated incentive pay, and 20% of base salary for outplacement services.

(2)	See the discussion under Potential Payments Upon a Change in Control Without Termination for more information regarding this value.

(3)	Mr. LaSala resigned from the Company effective January 13, 2008.

Potential Payments Upon a Change in Control Without Termination

Under the Severance Agreements and certain equity compensation plans, the Named Executive Officers may receive certain benefits upon a change in control without their termination from the Company.

Under the Company’s 1991 Stock Plan, except as otherwise determined by the Board of Directors, outstanding equity awards that are not exercisable and vested will become fully exercisable and vested upon a change in control and all equity awards that are exercisable and vested will be exchanged for a cash payment. Generally, under the terms of the 1991 Stock Plan, a “change in control” occurs: (i) upon the acquisition by any person of 50% or more of the combined voting power of the Company’s outstanding common stock; (ii) stockholder approval of a merger or consolidation of the Company with another company (except for a merger or consolidation where the Company’s outstanding common stock prior to the transaction continues to represent at least 50% of the total voting power of the Company or successor entity after the transaction) or the sale or disposition of all or substantially all of the Company’s assets; or (iii) a change in the composition of the Board of Directors such that fewer than a majority are incumbent directors. Generally, the cash payment will be based on: (a) the highest fair market value of a share within the 60-day period preceding the date of determination of such value (the “60-day period”); (b) the highest price paid or offered per share in a transaction or offer related to the change in control within the 60-day period, or (c) a lower price that the Board determines is a reasonable estimate of the fair market value of a share.

Under the Company’s 2000 Stock Plan, 2000 Nonstatutory Stock Option Plan, and the Novell, Inc./SilverStream Software, Inc. Amended and Restated 1997 Stock Incentive Plan, equity awards that are not exercisable or vested will fully vest and be exercisable in the event of a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company where the successor company does not assume or substitute for such equity awards.

Under the Severance Agreements, if equity awards remain unvested after application of the above provisions, then in the event of a change in control in which the Named Executive Officers’ employment is terminated on account of an involuntary termination associated with a change in control, or the acquirer or successor corporation fails to provide the Named Executive Officers with equity compensation rights substantially comparable in value to the Named Executive Officers’ unvested equity compensation rights immediately prior to the change in control, the Named Executive Officers’ stock options will automatically vest and all of their outstanding stock options will remain exercisable.

The following table reflects the value of the equity awards that Messrs. Hovsepian, Russell, Jaffe and Francese would have received as of October 31, 2007 in connection with the events described above.

	Stock Option		Restricted Stock
	Vesting and Net	Restricted Stock	Units
	Payment	Vesting	Vesting	Total
Name	($)	($)	($)	($)
Ronald W. Hovsepian	1,873,346	2,214,750	3,171,612	7,259,708
Dana C. Russell	495,524	0	966,443	1,461,967
Dr. Jeffrey M. Jaffe	295,883	595,976	713,610	1,605,469
Thomas Francese	432,693	333,336	882,365	1,648,394
Joseph A. LaSala, Jr.(1)	—	—	—

(1)	Mr. LaSala resigned from the Company effective January 13, 2008.

Director Compensation

The following table and footnotes provide information regarding the compensation paid to the non-employee members of the Board of Directors in fiscal 2007. Directors who are employees of the Company receive no compensation for their service as directors.

			All
	Fees Earned or	Option	Other
	Paid in Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)(4)	($)
Albert Aiello	99,500	69,240	—	168,740
Fred Corrado	116,500	75,432	3,115	195,047
Richard L. Crandall	92,000	66,626	—	158,626
Patrick S. Jones	47,278	26,319	—	73,597
Claudine B. Malone	104,000	150,544	3,743	258,287
Richard L. Nolan	100,500	62,058	—	162,558
Thomas G. Plaskett	186,000	57,028	—	243,028
Dr. John W. Poduska, Sr.	112,500	109,761	9,983	232,244
James D. Robinson, III	72,500	122,271	212,489 (5)	407,260
Kathy Brittain White	93,500	129,005	—	222,505

(1)	Includes any amount deferred, at the election of the directors, through the purchase of common stock equivalents (“CSEs”), as described in the narrative below.

(2)	Represents the amount recognized in the fiscal year for financial statement reporting purposes in accordance with SFAS 123(R). On August 30, 2007, each non-employee director received an option to purchase an aggregate of 25,000 shares of Company common stock with an exercise price of $6.79 per share, which vests 50% annually over two years. The grant date fair value of this option award for each director was $46,250. This value was estimated using the Black-Scholes option pricing model. On April 11, 2007, Mr. Jones received an option to purchase an aggregate of 50,000 shares of Company common stock with an exercise price of $7.48 per share, which vests 25% annually over four years. The grant date fair value of this option award was $147,000. This value was estimated using the Black-Scholes option pricing model. For a discussion of assumptions made in the valuation of option awards, please refer to Note V to the financial statements included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007. As of the end of fiscal 2007:

•	Mr. Aiello had 175,000 option awards outstanding, 37,500 of which were unvested.

•	Mr. Corrado had 175,000 option awards outstanding, 37,500 of which were unvested.

•	Mr. Crandall had 125,000 option awards outstanding, 37,500 of which were unvested.

•	Mr. Jones had 75,000 option awards outstanding, 75,000 of which were unvested.

•	Ms. Malone had 137,500 option awards outstanding, 50,000 of which were unvested.

•	Mr. Nolan had 350,000 option awards outstanding, 37,500 of which were unvested.

•	Mr. Plaskett had 175,000 option awards outstanding, 37,500 of which were unvested.

•	Dr. Poduska had 240,000 option awards outstanding, 37,500 of which were unvested.

•	Mr. Robinson had 240,000 option awards outstanding, 37,500 of which were unvested.

•	Ms. White had 150,000 option awards outstanding, 50,000 of which were unvested.

(3)	See narrative below for a description of the Directors’ Charitable Award Program.

(4)	Includes the 25% CSE Match of deferred amounts, as described in the narrative below.

(5)	Includes $200,000 relating to consulting services we received from J.D. Robinson Inc., discussed in more detail under the heading “Transaction with Related Person.”

The primary goal of our director compensation program is to support the achievement of our performance objectives and to attract and retain highly qualified directors. Compensation of our non-employee directors is as follows:

•	the annual board retainer for the Chairman of the Board of Directors is $125,000;

•	the annual board retainer for all other members of the Board of Directors is $50,000;

•	the annual retainer for service as chairperson of the Audit Committee is $20,000;

•	the annual retainer for service as chairperson of all other committees of the Board of Directors is $10,000;

•	fee for attendance at each meeting of the Board of Directors is $1,500;

•	fee for attendance at each committee meeting of the Board of Directors is $1,500; and

•	stock option grants as described below.

Our non-employee directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors and its Committees.

Non-employee directors may elect to have all or a portion of their annual board retainer deferred through the purchase of CSEs and may designate a date in the future that such CSEs will be paid out in shares of our common stock. If a non-employee director does not designate a pay-out date, such director’s CSEs will be paid out at the time of his or her resignation from the Board of Directors.

Subject to the vesting provisions described below, the annual board retainer paid to any non-employee director who elects to defer all or a portion of his or her annual board retainer will be increased by an amount (such amount to be referred to as the “Match”) of up to 25% of such deferred portion through the purchase of CSEs, provided that the Match will be used solely to purchase additional CSEs. The Match is determined by the Compensation Committee. For the upcoming year, the Compensation Committee has determined that the Match will be 25%. The CSEs purchased with the Match will be credited to a separate bookkeeping account from the CSEs purchased with the annual board retainer. In the event that any non-employee director ceases to serve as a member of our Board of Directors prior to the third anniversary of such director’s purchase of any CSEs with a Match, all CSEs purchased with each such Match shall be forfeited and such director will no longer have any rights with respect to such Match or such CSEs.

Upon the initial appointment of each non-employee director to the Board of Directors, such director has been granted options to purchase an aggregate of 50,000 shares of common stock, vesting 25% annually over four years. In addition, each incumbent non-employee director receives an annual grant of an option to purchase an aggregate of 25,000 shares of common stock, vesting 50% annually over two years. Options have been granted automatically pursuant to our Stock Option Plan for Non-Employee Directors (the “Director Plan”) and by the Compensation Committee pursuant to our 2000 Stock Plan. All options are non-statutory options, have an exercise price equal to the fair market value of our common stock on the date of grant (which is defined in the plans as the closing price of Novell common stock on the trading day prior to the grant date) and have a term of ten years or eight years. Upon a change in control, options granted under the Director Plan become exercisable in full by a non-employee director if within one year of such change in control the non-employee director ceases for any reason to be a member of the Board of Directors. Under the 2000 Stock Plan, in the event of a change in control, the outstanding options may be assumed or replaced by the successor corporation. If the successor corporation refuses to assume or replace the outstanding options, the options will fully vest and become fully exercisable. Upon retirement from the Board of Directors after the age of 73, options granted under the Director Plan become fully vested and must be exercised within twelve months from the date of retirement. Upon retirement from the Board of Directors after the age of 65, the vesting of options granted under the 2000 Stock Plan is accelerated by one year and such options must be exercised within six months from the date of retirement. Upon resignation from the Board of Directors for any reason, directors have six months from the date of resignation in which to exercise their vested options. The Director Plan will expire in April 2008.

We had a Directors’ Charitable Award Program (the “Charitable Program”) for which members of the Board of Directors were eligible, subject to vesting requirements. The Board of Directors terminated the Charitable Program with respect to all persons joining our Board of Directors after January 7, 2003, but has kept the program in place with respect to those persons who were directors on or prior to January 7, 2003. The Charitable Program is funded by life insurance policies purchased by us, which provide for a $1,000,000 death benefit. Upon the death of a participating director, we will donate the proceeds of the $1,000,000 death benefit (paid in ten equal annual installments) to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Charitable Program since all available insurance proceeds and tax deductions accrue solely to us. The aggregate cost to us of the life insurance premiums paid during fiscal 2007 to fund the Charitable Program was $241,616.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of Novell’s financial reporting process. The Audit Committee also has sole authority to appoint, retain, fix the compensation of and oversee the work of Novell’s independent registered public accounting firm. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Novell’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America and expressing an opinion as to whether the Company maintained, in all material respects, effective control over financial reporting as of October 31, 2007.

The Audit Committee has reviewed Novell’s audited financial statements for fiscal 2007, and met and held discussions with PricewaterhouseCoopers LLP (“PwC”), Novell’s independent registered public accounting firm for fiscal 2007, and management regarding internal control over financial reporting and the audited financial statements. Management has represented to the Audit Committee that Novell’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Audit Committee reviewed the basis for management’s conclusions in that report, and the report of the independent auditors on internal control over financial reporting. Throughout fiscal 2007, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of management’s documentation and testing, any deficiencies discovered, and the resulting remediation of deficiencies.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). These discussions have included a review as to the quality, not just the acceptability, of Novell’s accounting principles.

PwC also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with PwC their independence from management and Novell. The Audit Committee has also considered the compatibility of non-audit services with the independence of PwC.

Based on the Audit Committee’s meetings and discussions with management and PwC, the Audit Committee’s review of the audited financial statements, the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Novell’s Annual Report on Form 10-K for the year ended October 31, 2007 filed with the SEC on December 21, 2007.

Respectfully submitted,

Fred Corrado, Chairperson
Albert Aiello
Richard L. Crandall
Patrick S. Jones
Claudine B. Malone
(Members until January 28, 2008)

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our independent registered public accounting firm and audited our consolidated financial statements for fiscal years 2007 and 2006, and performed audit-related services and consultation in connection with various accounting and financial reporting matters. Additionally, PwC performed certain non-audit services that are permitted under the Sarbanes-Oxley Act and related rules of the SEC for Novell during fiscal 2006.

The Audit Committee determined that the provision of the audit-related and permitted non-audit services provided by PwC during fiscal years 2007 and 2006 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these respective years.

Fees Billed to Novell by PwC During Fiscal Years 2007 and 2006

Audit Fees

The aggregate fees billed by PwC for the fiscal year ended October 31, 2007 for services rendered for the audit of our annual financial statements included in our Form 10-K and review of the interim financial statements included in our Forms 10-Q, including services related thereto, were $3,697,000.

The aggregate fees billed by PwC for the fiscal year ended October 31, 2006 for services rendered for the audit of our annual financial statements included in our Form 10-K and review of the interim financial statements included in our Forms 10-Q, including services related thereto, were $4,710,000.

Audit-Related Fees

The aggregate fees billed by PwC for the fiscal year ended October 31, 2007 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” were $1,500, which was a license fee for an accounting research tool.

The aggregate fees billed by PwC for the fiscal year ended October 31, 2006 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” were $2,000, which was a license fee for an accounting research tool.

Tax Fees

There were no fees billed by PwC for the fiscal year ended October 31, 2007 for tax compliance, tax advice or tax planning.

The aggregate fees billed by PwC for the fiscal year ended October 31, 2006 for services rendered for tax compliance, tax advice and tax planning, which included tax return preparation in various foreign jurisdictions, consultation regarding various tax issues, support provided to management in connection with income and other tax audits, services relating to transfer pricing analysis, and tax services for expatriate employees, were $26,344.

All Other Fees

There were no fees billed by PwC for the fiscal year ended October 31, 2007 for products and services other than those described above.

There were no fees billed by PwC for the fiscal year ended October 31, 2006 for products and services other than those described above.

Pre-approval Policies and Procedures

All audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by the SEC’s rules, the Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reported to the full Audit Committee at its next meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accounting firm expects to provide or may provide during the fiscal year. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the next twelve months.

A schedule of additional services proposed to be provided by the independent registered public accounting firm, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. None of the services characterized above as “Audit-Related,” “Tax,” and “All Other” were billed pursuant to these provisions in fiscal years 2007 or 2006 without pre-approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who beneficially own more than 10% of our common stock to send reports of their ownership of shares of common stock and changes in ownership to us and the SEC. Based on our records and information that we received during this fiscal year, we believe that during fiscal 2007 all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

SEC rules and regulations generally require that proposals that stockholders would like included in the Company’s proxy materials must be received at the Company’s principal executive offices no later than 120 days before the first anniversary of the date on which this proxy statement was first mailed to stockholders. Accordingly, proposals that stockholders would like included in Novell’s proxy materials for the 2009 Annual Meeting of Stockholders of Novell must be received by the Secretary of Novell at its principal executive offices (404 Wyman Street Waltham, MA 02451, Attention Corporate Secretary) no later than October 30, 2008 in order to be considered for possible inclusion in such proxy materials.

Novell’s Bylaws contain an advance notice provision regarding stockholder proposals that provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of Novell and received by the Secretary no later than 90 days prior to the first anniversary of the date on which this proxy statement was first mailed to stockholders. Accordingly, advance notice must be received by the Secretary of Novell at Novell’s principal executive offices no later than November 29, 2008 in order to be timely. When the annual meeting date is changed by more than 30 days from the date of the previous year’s meeting, to be timely, a stockholder’s notice of intention to bring business before a meeting must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of Novell and received by the Secretary not earlier than 120 days prior to the annual meeting and not later than the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made. Any proposal received after that date will not be permitted to be raised at the meeting.

ADDITIONAL INFORMATION

Annual Report

Our Annual Report to Stockholders for the fiscal year ended October 31, 2007, including the consolidated financial statements and related notes thereto, together with the report of the independent registered public accounting firm and other information with respect to us, is being mailed to stockholders of record as of the close of business on February 20, 2008 together with this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 9, 2008

This proxy statement and the Annual Report to Stockholders are available at http://www.novell.com/sendinfo. You may obtain directions to be able to attend the meeting and vote in person by contacting Elspeth Grant Pruett by e-mail at egrantpruett@novell.com or by telephone at (781) 464-8416.

Annual Meeting Summary

We will provide a summary of the activities at the Annual Meeting of Stockholders, including the final vote on all proposals. The summary will be available on our Investor Relations web site at www.novell.com/ir approximately one week after the Annual Meeting. Stockholders may also obtain a copy by calling (800) 317-3195.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. If matters other than those described herein should properly arise at the Annual Meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Ryan L. Richards
Vice President, Acting General Counsel, and Secretary

February 27, 2008
Waltham, Massachusetts

N	NOVELL, INC. 404 Wyman Street Waltham, MA 02451

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Ronald W. Hovsepian, Dana C. Russell and Ryan L. Richards, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Novell, Inc. to be held at our offices at 404 Wyman Street, Waltham, Massachusetts 02451 on Wednesday, April 9, 2008 at 9 a.m. local time and at any adjournments or postponements thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR RATIFICATION OF THE AUDITORS, AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE VOTE BY THE INTERNET OR TELEPHONE OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your Novell, Inc. account online.
Access your Novell, Inc. stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Novell, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes
• View certificate history	• Establish/change your PIN
• View book-entry information
For more information visit http://www.bnymellon.com/shareowner/isd
For questions regarding the website, call 1-877-978-7778
between 9am-7pm Monday-Friday Eastern Time
****TRY IT OUT****
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-888-581-9375

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES												THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2

					FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
PROPOSAL 1 — Election of Directors				04. Ronald W. Hovsepian	☐	☐	☐	08. Thomas G. Plaskett	☐	☐	☐	PROPOSAL 2 —	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		accounting firm
01. Albert Aiello	☐	☐	☐	05. Patrick S. Jones	☐	☐	☐	09. John W. Poduska, Sr.	☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
02. Fred Corrado	☐	☐	☐	06. Claudine B. Malone	☐	☐	☐	10. James D. Robinson, III	☐	☐	☐		☐	☐	☐
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03. Richard L. Crandall	☐	☐	☐	07. Richard L. Nolan	☐	☐	☐	11. Kathy Brittain White	☐	☐	☐

IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Signature	Signature	Date

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time of the day prior to the Annual Meeting of Stockholders.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/novl Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the internet at www.novell.com/sendinfo